Published CUSIP Number: [	]

SECOND LIEN TERM CREDIT AGREEMENT

$175,000,000

Dated as of February 12, 2007

among

FOAMEX L.P.,

as Borrower,

FOAMEX INTERNATIONAL INC.,

as Parent Guarantor,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

The Lenders Party Hereto

_____________

BARCLAYS CAPITAL

and

MORGAN STANLEY SENIOR FUNDING, INC.,

Co-Syndication Agents,

_____________

BANC OF AMERICA SECURITIES LLC,

BARCLAYS CAPITAL

and

MORGAN STANLEY SENIOR FUNDING, INC.,

Joint Lead Arrangers,

_____________

BANC OF AMERICA SECURITIES LLC,

Sole Bookrunning Manager

CAHILL GORDON & REINDEL LLP

80 Pine Street

New York, New York 10005

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	34
1.03	Accounting Terms	35
1.04	Rounding	35
1.05	Times of Day	35
1.06	Resolution of Drafting Ambiguities	35

ARTICLE II

THE COMMITMENTS AND BORROWING OF LOANS

2.01	Loans	36
2.02	Borrowings, Conversions and Continuations of Loans	36
2.03	Prepayments	37
2.04	Termination of Commitments	40
2.05	Repayment of Loans	40
2.06	Interest	41
2.07	Fees	41
2.08	Computation of Interest and Fees	42
2.09	Evidence of Debt	42
2.10	Payments Generally; Administrative Agent’s Clawback	42
2.11	Sharing of Payments by Lenders	44

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	44
3.02	Illegality	47
3.03	Inability to Determine Rates	48
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	48
3.05	Compensation for Losses	49
3.06	Mitigation Obligations; Replacement of Lenders	50
3.07	Survival	50

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01	Conditions of Loans	50

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	56
5.02	Authorization; No Contravention	56
5.03	Governmental Authorization; Other Consents	56
5.04	Binding Effect	57
5.05	Financial Statements; No Material Adverse Effect	57
5.06	Litigation	58
5.07	No Default	58
5.08	Properties	58
5.09	Environmental Matters	59
5.10	Insurance	60
5.11	Taxes	60
5.12	ERISA Compliance	61
5.13	Subsidiaries; Equity Interests	62
5.14	Margin Regulations; Investment Company Act; Public Utility Holding
Company Act	62
5.15	Disclosure	63
5.16	Compliance with Laws	63
5.17	Solvency	63
5.18	Intellectual Property Matters	63
5.19	Security Documents	64
5.20	Use of Proceeds	65
5.21	Anti-Terrorism Law	65
5.22	Assumed Contracts	66

ARTICLE VI

AFFIRMATIVE COVENANTS

6.01	Financial Statements	66
6.02	Certificates; Other Information	67
6.03	Notices	68
6.04	Payment of Obligations	69
6.05	Preservation of Existence, Etc.	69
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	70
6.08	Compliance with Laws	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	72
6.12	Compliance in All Material Respects with Environmental Laws	72
6.13	Additional Collateral; Additional Guarantors	72
6.14	Security Interests; Further Assurances	74
6.15	Information Regarding Collateral	75

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6.16	Affirmative Covenants with Respect to Leases	75
6.17	Interest Rate Protection	76
6.18	Ratings of Agreement	76

ARTICLE VII

NEGATIVE COVENANTS

7.01	Liens	76
7.02	Investments	79
7.03	Indebtedness	80
7.04	Fundamental Changes	82
7.05	Asset Sales	83
7.06	Restricted Payments	84
7.07	Change in Nature of Business	85
7.08	Transactions with Affiliates	86
7.09	Sales and Leasebacks	87
7.10	Clauses Restricting Subsidiary Distributions	87
7.11	Market Regulations	88
7.12	Financial Covenant	88
7.13	[Reserved]	88
7.14	Modifications of Organization Documents and Other Documents,
Prepayment of Subordinated Indebtedness, Etc.	88
7.15	Change in Fiscal Year	89
7.16	Anti-Terrorism Law; Anti-Money Laundering	89
7.17	Embargoed Person	89
7.18	No Further Negative Pledge	90
7.19	Confirmation Order and Plan of Reorganization.	90
7.20	Acquisitions	90

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	91
8.02	Remedies upon Event of Default	94
8.03	Application of Funds	95

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01	Appointment and Authority	95
9.02	Rights as a Lender	96
9.03	Exculpatory Provisions	96
9.04	Reliance by Agents	97
9.05	Delegation of Duties	98

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9.06	Resignation of Agent	98
9.07	Non-Reliance on Agent and Other Lenders	98
9.08	No Other Duties, Etc.	99
9.09	Agent May File Proofs of Claim	99
9.10	Collateral and Guaranty Matters	99

ARTICLE X

MISCELLANEOUS

10.01	Amendments, Etc.	100
10.02	Notices; Effectiveness; Electronic Communication	102
10.03	No Waiver; Cumulative Remedies	104
10.04	Expenses; Indemnity; Damage Waiver	104
10.05	Payments Set Aside	106
10.06	Successors and Assigns	106
10.07	Treatment of Certain Information; Confidentiality	110
10.08	Right of Setoff	111
10.09	Interest Rate Limitation	111
10.10	Counterparts; Integration; Effectiveness	111
10.11	Survival of Representations and Warranties	112
10.12	Severability	112
10.13	Replacement of Lenders	112
10.14	Governing Law, Jurisdiction; Etc.	113
10.15	Waiver of Jury Trial	114
10.16	USA PATRIOT Act Notice	114
10.17	Acknowledgment of Liens	114
10.18	Judgment Currency	114
10.19	No Advisory or Fiduciary Responsibility	115

SIGNATURES	S-1

SCHEDULES

2.01	Commitments
4.01(c)	Local Counsels
4.01(d)(v)	Landlord Access Agreements
4.01(e)	Mortgaged Property
5.06	Certain Litigation
5.09	Environmental Matters
5.12(b)	ERISA Compliance
5.13(a)	Subsidiaries
5.13(b)	Equity Interests
6.19	Post-Closing Collateral Matters
7.01	Existing Liens
7.02(g)	Existing Investments

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7.02(l)	Certain Investments
7.03(c)	Existing Indebtedness
7.03(o)	Property Acquisitions
7.05	Certain Properties
7.07	Holdings Guarantees
7.09	Certain Sale and Leaseback Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Borrowing or Conversion Notice
Exhibit A-2	Form of Prepayment Notice
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guaranty
Exhibit F	Form of Security Agreement
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Landlord Access Agreement
Exhibit J	Form of Intercreditor Agreement
Exhibit K-1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
Exhibit K-2	Opinion of Jauregui Navarrete y Nader, S.C.
Exhibit K-3	Opinion of Stikeman Elliott LLP

Exhibit L            Form of Affiliated Lender Agreement

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SECOND LIEN TERM CREDIT AGREEMENT

This SECOND LIEN TERM CREDIT AGREEMENT (this “Agreement”) is entered into as of February 12, 2007, among FOAMEX L.P., a Delaware limited partnership (the “Borrower”), FOAMEX INTERNATIONAL INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”).

WHEREAS, Holdings and FMXI together own 100% of the partnership interests of the Borrower;

WHEREAS, on September 19, 2005, Holdings, FMXI, the Borrower and certain subsidiaries of the Borrower (collectively, the “Debtors”) filed voluntary petitions for relief (the “Cases”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and Foamex Canada filed an application for relief (the “Canadian Case”) pursuant to Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”);

WHEREAS, on November 27, 2006, the Debtors filed their Second Amended Joint Plan of Reorganization, as supplemented by an order of the Bankruptcy Court dated December 20, 2006 (the “Plan of Reorganization”) and related Disclosure Statement with the Bankruptcy Court in the Cases;

WHEREAS, on the Effective Date (as defined in the Plan of Reorganization), Holdings and the Borrower shall substantially consummate the restructuring of their organizational and capital structure, on the terms provided in the Plan of Reorganization;

WHEREAS, pursuant to the Plan of Reorganization, as a condition to the effectiveness of such Plan of Reorganization, the Debtors are required to establish, as of the Effective Date, senior secured credit facilities to fund payments to be made under the Plan of Reorganization. Concurrently with the execution of this Agreement, the Borrower will enter into a senior secured revolving credit facility in an aggregate principal amount of up to $175.0 million (the “Revolving Facility”), a senior secured first lien term loan facility in an aggregate principal amount of up to $425.0 million (the “First Lien Term Facility”) and the senior secured second lien term loan facility under this Agreement in an aggregate principal amount of up to $175.0 million (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”; the Term Facilities and the Revolving Facility, collectively, the “Facilities”) to repay certain existing obligations of the Debtors on such Effective Date and for the provision of working capital to the Borrower after such Effective Date and for other general corporate purposes, and the Borrower has requested that the Lenders make available to the Borrower the Second Lien Term Facility to satisfy such condition;

WHEREAS, the Liens securing the Obligations shall be subordinated to the Liens securing the First Lien Term Obligations;

WHEREAS, pursuant to the Plan of Reorganization, as a condition to the effectiveness of such Plan of Reorganization, Holdings is required to receive, as of the Effective Date, gross proceeds (less put option premium plus call option premium) of not less than $142.5 million from the issuance of its Qualified Capital Stock, the net proceeds of which are contributed in cash to the common equity of the Borrower (the “Equity Contribution”); and

WHEREAS, the Lenders are willing to make available to the Borrower the Second Lien Term Facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, the aggregate consideration for any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other similar agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by Borrower or any of its Subsidiaries.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto, and includes any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders in accordance with Section 10.02.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 7.08, the term “Af-

filiate” shall also include another Person that directly or indirectly owns more than 10% of any class of capital stock of such Person.

“Affiliated Lender” means any Person that (i) beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) 5% or more of any class of capital stock of Holdings or any of its Subsidiaries and (ii) has executed and delivered to the Administrative Agent an Affiliated Lender Agreement.

“Affiliated Lender Agreement” means an Affiliated Lender Agreement in the form of Exhibit L.

“Agents” means the Administrative Agent, the Collateral Agent and the Control Agent; and “Agent” shall mean any of them.

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments on the date of this Agreement is $175.0 million.

“Agreement” has the meaning assigned to such terms in the introductory paragraph hereto.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.21.

“Applicable Rate” means with respect to any Loan, 4.75% per annum in the case of Eurodollar Rate Loans and 3.75% per annum in the case of Base Rate Loans.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises or manages a Lender.

“Arrangers” means Banc of America Securities LLC, Barclays Capital and Morgan Stanley Senior Funding, Inc., in each case in their capacities as joint lead arrangers in connection with the Second Lien Term Facility.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger, amalgamation or consolidation and including any sale and leaseback transaction) of any property excluding sales of inventory in the ordinary course of business and dispositions of Cash Equivalents by any Loan Party, (b) any sale or other disposition of all or substantially all of the assets of any Mexican Subsidiary and (c) any issuance or sale of any Equity Interests of the Borrower, any Subsidiary Guarantor or any direct Subsidiary of any Loan Party, in the case of each of (a), (b) and (c), to any Person other than (i) any Parent Company, (ii) the Borrower, (iii) any Subsidiary Guarantor or (iv) other than for purposes of Section 7.05, any other Subsidiary.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Ex-

hibit D or any other form approved by the Administrative Agent, in each case which, among other things, shall require each Eligible Assignee to state whether or not it is an Affiliated Lender.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of January 1, 2006 and January 2, 2005 and the related consolidated statements of operations, partners’ equity and cash flows for the three fiscal years ended January 1, 2006, including the notes thereto.

“Available Equity Issuance Amount” means, as of any date of determination, the aggregate amount of Net Cash Proceeds of Equity Issuances after the Closing Date minus (i) any amount of the Available Equity Issuance Amount used to make Capital Expenditures, minus (ii) any amount of the Available Equity Issuance Amount used to make Investments pursuant to Section 7.02(k) minus (iii) (A) for purposes of calculating the Available Equity Issuance Amount in clause (vi) of the definition of “Permitted Acquisitions,” the amount of the Available Equity Issuance Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (vi) of the definition thereof or (B) for purposes of calculating the Available Equity Issuance Amount in clause (vii) of the definition of “Permitted Acquisitions,” the amount of the Available Equity Issuance Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (vii) of the definition thereof.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Court” has the meaning assigned to such term in the second recital hereto.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned to such term in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Type made, converted or continued on the same day and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing or Conversion Notice” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by the Borrower and substantially in the form of Exhibit A-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Canadian Case” has the meaning assigned to such term in the second recital hereto.

“Canadian Guaranty” means the Guaranty, dated as of the date hereof, made by Foamex Canada in favor of the Collateral Agent for the benefit of the Secured Parties.

“Canadian Security Agreement” means the Deed of Hypothec, dated as of or about the date hereof, between Foamex Canada and the Collateral Agent for the benefit of the Secured Parties.

“Canadian Security Documents” means the Canadian Security Agreement and any other agreements entered into by Foamex Canada pursuant to which the Administrative Agent or Collateral Agent has been granted a Lien to secure any of the Secured Obligations.

“Canadian Subsidiary” means any direct or indirect Subsidiary of Holdings which is organized or amalgamated under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, for any Person for any period, the sum of all expenditures made by such Person or any of its consolidated Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with GAAP, reflected as additions to the gross property, plant or equipment accounts on a consolidated balance sheet of such Person, whether such addition is due to purchase of properties for cash or financed by the incurrence of Indebtedness; provided that an amount equal to the sum of

(i)        the amount of Net Cash Proceeds of Asset Sales and Extraordinary Receipts applied to Capital Expenditures in accordance with Sections 2.03(b)(ii) and (e);

(ii)         the purchase price of equipment the consideration for which is either or a combination of (x) used or surplus equipment traded in at the time of such purchase or (y) the proceeds of a concurrent sale of used or surplus equipment, and

(iii)         the purchase price of the transaction described on Schedule 7.03(o)

for such period may be excluded therefrom.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cases” has the meaning assigned to such term in the second recital hereto.

“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any lender under the First Lien Credit Agreement or the Revolving Credit Agreement or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia (or Canada or any province thereof, in the case of Foamex Canada) (or organized under the law of any country that is a member of the OECD in the case of Foamex Canada or any of the Mexican Subsidiaries) having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a)-(e) of this definition; and (g) demand deposit accounts maintained in the ordinary course of business.

“CCAA” has the meaning assigned to such term in the second recital hereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)          (i) Holdings at any time ceases to directly, or indirectly through one or more Parent Companies, own 100% of the Equity Interests of the Borrower or (ii) Holdings at any time ceases to directly or indirectly own 100% of the Equity Interests of FMXI and each other Parent Company;

(b)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing 50% or more of the total voting power represented by the Voting Stock of Holdings; or

(c)          during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the members of the board of directors of Holdings, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was so approved and any new directors who receive the vote of the Equity Investors in their election by the shareholders of Holdings) cease for any reason to constitute a majority of the board of directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means February 12, 2007.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereto, and includes any successor collateral agent.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information Memorandum” means that certain confidential information memorandum dated January, 2007.

“Confirmation Order” has the meaning assigned to such term in Section 4.01(b).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities (other than (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and, without duplication of such Funded Debt, all Indebtedness consisting of revolving loans (including swingline loans) under the Revolving Credit Agreement to the extent otherwise included therein, (b) accruals for restructuring and reorganization reserves and (c) accruals for payments pursuant to Sections 7.06(c) and (e)) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income after provision for income taxes for such fiscal period, as determined in accordance with GAAP on a consolidated basis and reported on the financial statements for such period, plus, to the extent deducted in the determination of Consolidated Net Income for such period, interest expense, federal, state, local and foreign income taxes, depreciation and amortization expense and excluding any and all of the following included in such Consolidated Net Income: (a) unusual and non-recurring restructuring charges (or credits); (b) discontinued operations charges or credits (with respect to discontinued operations which have ceased doing business); (c) unusual and non-recurring reorganization and bankruptcy charges (or credits); (d) gain or loss arising from the sale of any capital assets; (e) gain or loss arising from any write-up (or write-down) in the book value of any asset; (f) the effect of a change in accounting principle or other pronouncement; (g) stock option expenses (or credits); and (h) gain or loss arising from extraordinary items, as determined in accordance with GAAP.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1.0 million and any Asset Sales yielding gross proceeds of less than $1.0 million) consummated at any time on or after the first day of the relevant Test Period as if each Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sales had been consummated on the day prior to the first day of such period.

“Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries required to be shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of the Borrower and its Subsidiaries of the type referred to in (a) clause (b) of the definition of “Indebtedness” to the extent undrawn or reimbursed and (b) clause (c) of the definition of “Indebtedness.”

“Consolidated Interest Expense” means, for any period, the total consolidated cash interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, net of cash interest income; provided that (i) to the extent directly related to the Transactions, fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts.

For any four quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated by multiplying Consolidated Interest Expense for the period from the Closing Date through such date of determination by 364 and dividing the product thereof by the difference of (x) 364 minus (y) the number of days from the last day of such period to the first anniversary of the Closing Date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein): the income (or loss) of any Person (other than a Subsidiary of the Borrower over which the Borrower exercises Control) in which any Person other than the Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any of its Subsidiaries during such period.

“Consolidated Working Capital” means at any time Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Debt Issuance” means the incurrence by any Loan Party of any Indebtedness after the Closing Date (other than as permitted by Section 7.03).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Bankruptcy and Insolvency Act (Canada) and the CCAA.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.06(b).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“DIP Facility” means that certain Debtor-in-Possession Credit Agreement dated as of September 22, 2005 among the Borrower, the guarantors party thereto, Foamex Canada, the lenders party thereto, Bank of America, N.A. as administrative agent, and Banc of America Securities LLC as sole lead arranger and sole book manager.

“Discharge of First Lien Term Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Disclosure Statement” means the second amended disclosure statement of the Debtors, describing the Plan of Reorganization (and the transactions and events contemplated thereby), filed with the Bankruptcy Court on November 27, 2006, as amended by the first supplement thereto approved by the Bankruptcy Court on December 20, 2006.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the date that is six months following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations (other than contingent obligations for indemnification); provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person approved by (i) the Administrative Agent and (ii) in the case of any assignment of all or a portion of any Commitment or Loan, or both, as the case may be, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any natural person, (y) Holdings or any of its Subsidiaries or (z) any Person (other than any Affiliated Lender) that beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) 5% or more of any class of capital stock of Holdings or any of its Subsidiaries.

“Embargoed Person” has the meaning assigned to such term in Section 7.17.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or one or more of its Subsidiaries or with respect to which a Loan Party or one or more of its Subsidiaries could incur liability.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to pollution or protection of the Environment or to protection of public health as it relates to Releases of or exposure to Hazardous Materials, or to the Release or threatened Release of Hazardous Materials, or natural resource damages and any and all Environmental Permits.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Contribution” has the meaning assigned to such term in the seventh recital hereto.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” means D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd., and Sunrise Partners Limited Partnership, or their respective Controlled Investment Affiliates.

“Equity Issuance” means, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event or Termination Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or an employer under the PBA or other Law or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or other Law; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or plan regulated or governed by the PBA or other applicable legislation or notification that a Multiemployer Plan or plan regulated or governed by the PBA is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA or other Law, or the commencement of proceedings by the PBGC or other applicable Governmental Authority to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA or other Law for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, the PBA or other applicable legislation of any jurisdiction, upon any Loan Party or any ERISA Affiliate; (g) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived (or for years for which funding requirements are governed by the Pension Protection Act of 2006 (the “PPA”), any failure to satisfy the applicable minimum funding standard under Section 412(a)(2) of the Code, whether or not waived), the failure to make by its due date a required installment under Section 412(m) of the Code (or, for years for which the PPA applies to any Pension Plan, Section 430(j) of the Code) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or a Foreign Plan; (h) the making of any amendment to any Pension Plan which could result in the imposition of a Lien or the posting of a bond or other security; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party; or (j) with respect to any Pension Plan of Foamex Canada, any failure to make a mandatory contribution in respect of such Pension Plan.

“Eurodollar Base Rate” means, for any Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect two Business Days prior to the beginning of such Interest Period, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Amount” has the meaning assigned to such term in Section 2.03(g).

“Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of (a) Consolidated EBITDA for such period, plus (b) the Working Capital Adjustment for such period, plus (c) the proceeds of repayments of Investments made pursuant to Section 7.02(b), plus (d) cash received from Investments made pursuant to Section 7.02(k), in an aggregate amount since the Closing Date not to exceed the aggregate amount of the Investments made pursuant to such Section 7.02(k), minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense for such period actually paid, (b) regularly scheduled payments of principal of Funded Debt during such period, (c) Capital Expenditures paid in cash during such period (excluding the proceeds of Equity Issuances used to finance such payments), (d) payments made pursuant to Sections 7.06(c), (d) and (e), (e) taxes of the Borrower and its Subsidiaries that were paid in cash during such period, (f) cash used for Investments made pursuant to Sections 7.02(b), (i), (k) or (l) during such period, or in the 90 days following such period, in each case to the extent not deducted pursuant to this clause (f) in any prior period, (g) cash charges actually paid in connection with restructuring and reorganization programs, (h) the amount by which the retirement benefit funding exceeds the related expense or minus the amount by which it is less, and (i) to the extent included in the calculation of Consolidated EBITDA, cash losses from discontinued operations for such period.

“Excess Cash Flow Period” means (i) the period taken as one accounting period from the first day of the first fiscal quarter to commence after the Closing Date and ending on December 30, 2007 and (ii) each fiscal year of the Borrower thereafter.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by the overall net income or net profit, franchise and branch profits or similar Taxes imposed, in each case, on it (or, in the case of a pass-through entity for the purpose of such taxes, any of its beneficial owners), by a jurisdiction (or any political subdivision thereof) as a result of the recipient (or, in the case of a pass-through entity for the purpose of such Taxes, any of its beneficial owners) being organized, having a fixed place of business, doing business or being deemed to be doing business in such jurisdiction (other than a business arising or deemed to arise solely from any transaction contemplated under the Loan Documents), (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), (i) any U.S. federal withholding Tax that is imposed on amounts payable to such Lender under a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a); provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.11, and (ii) any Tax that is attributable to such Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) failure to comply with Section 3.01(e), (c) any U.S. withholding taxes that would not have been imposed if the Administrative Agent were a “U.S. person” and a “financial institution,” both within the meaning of Treasury Regulations section 1.1441-1 and (d) U.S. backup withholding taxes imposed on payments hereunder, except to the extent they would not have been imposed but for a change in law occurring following the time at which the Lender or Administrative Agent, as the case may be, becomes a party hereto or designates a new lending office (or an earlier-occurring change in law to the extent that the Administrative Agent or such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a)) .

“Executive Order” has the meaning assigned to such term in Section 5.21.

“Extraordinary Receipts” means any insurance proceeds or condemnation awards received by any Loan Party in respect of any inventory, equipment, fixed assets or real property (including any improvements thereon) to replace or repair such inventory, equipment, fixed as-

sets or real property or reimburse such Loan Party for amounts previously expended for such replacement or repair.

“Facilities” has the meaning assigned to such term in the fifth recital hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated October 13, 2006 among Bank of America, N.A., Banc of America Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Capital, Holdings and the Borrower.

“Filing Date” means September 19, 2005.

“Financial Officer” means, of any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statements Date” has the meaning assigned to such term in Section 5.12(a).

“First Lien Administrative Agent” means the “Administrative Agent” as defined in the First Lien Credit Agreement.

“First Lien Collateral Agent” means the “Collateral Agent” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means (i) that certain credit agreement dated as of the date hereof among the Borrower, Holdings, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. and Barclays Capital, as co-syndication agents, Banc of America Securities LLC, Morgan Stanley Senior Funding, Inc. and Barclays Capital, as joint lead arrangers, and Banc of America Securities LLC as sole bookrunning manager, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement), refinance or replace in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent First Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Credit Agreement hereunder. Any reference to the First

Lien Credit Agreement hereunder shall be deemed a reference to any First Lien Credit Agreement then in existence.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes issued thereunder.

“First Lien Loans” means the loans made under the First Lien Credit Agreement.

“First Lien Term Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the First Lien Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under the First Lien Credit Agreement and the other First Lien Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to the First Lien Credit Agreement and the other First Lien Loan Documents.

“First Lien Secured Parties” means, collectively, (i) the First Lien Administrative Agent, (ii) the First Lien Collateral Agent, (iii) each other agent under the First Lien Credit Agreement, and (iv) each Person that is a lender under the First Lien Credit Agreement.

“First Lien Term Facility” has the meaning assigned to such term in the fifth recital hereto.

“FMXI” means FMXI, LLC, a Delaware limited liability company.

“Foamex Canada” means Foamex Canada Inc., a Canadian corporation.

“Foreign Lender” means a Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Holdings or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any applicable law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning assigned to such term in Section 10.06(h).

“Guarantors” means, collectively, the Parent Companies and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty made by the Guarantors (other than Foamex Canada) in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit E, the Canadian Guaranty and each other guaranty and guaranty supplement delivered pursuant to Section 6.13(b).

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive mate-

rials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereto.

“Improvements” means, with respect to any Property, all on-site improvements to the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.

“Indebtedness” means, as to any Person at a particular time, the following (without duplication):

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course and any earn-out obligation until such earn-out obligation is recorded as a liability on the balance sheet of such Person in accordance with GAAP);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness shall not exceed the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such indebtedness;

(f)	Capital Lease Obligations and Synthetic Lease Obligations;

(g)          all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Capital Stock of Holdings from present or former officers, directors or employees of Holdings, the Borrower, or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)	Attributable Indebtedness of such Person; and
(i)	all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.07.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.07 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” has the meaning assigned to such term in Section 5.18.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months and if agreed to by all Lenders, nine and 12 months thereafter, as selected by the Borrower in its Borrowing or Conversion Notice; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)         no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof, but net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale.

“IRS” means the United States Internal Revenue Service.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit I, or such other form as may reasonably be acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning assigned to such term in the introductory paragraph hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, deemed trust, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note, the Security Documents, the Guaranty and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon the business, operations, properties, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform their obligations under any Loan Document; (c) material impairment of the rights or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens required under the Loan Documents.

“Maturity Date” means the seventh anniversary of the Closing Date.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Mexican Security Documents” means, collectively, (i) the Acuña Mexican Pledge Agreement among the Borrower, the Collateral Agent and the custodian party thereto and (ii) the Juarez Mexican Pledge Agreement among the Borrower, the Collateral Agent and the custodian party thereto and all documents, agreements and instruments executed in connection with the foregoing, which in each case shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Mexican Subsidiaries” means, collectively, Grupo Foamex de Mexico, S.A. de C.V., Foamex de Mexico, S.A. de C.V., Foamex de Cuautitlán S.A. de C.V., Foamex de Juárez, S.A. de C.V. and Foamex de Acuña, S.A. de C.V., in each instance, so long as such entity is a Subsidiary of a Loan Party.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, leasehold mortgage, hypothecation, leasehold deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property to secure the Secured Obligations, which shall be substantially in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 4.01(e) dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.13(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)          with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds of such Asset Sale received by any Loan Party or any Mexican Subsidiary (including cash proceeds subsequently received (as and when received by any Loan Party or any Mexican Subsidiary) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of other taxes paid or payable (including any payments required to be made pursuant to the Tax Sharing Agreement) resulting from such sale or prepayment); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale, (y) any adjustment in sale price or (z) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts, net of Tax Sharing Agreement requirements, shall constitute Net Cash Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made within 90 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds, net of Tax Sharing Agreement requirements, shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such obligations assumed by the purchaser of such properties); and (v) other reasonable fees and expenses actually incurred in connection therewith;

(b)          with respect to any Debt Issuance or any issuance or sale of Equity Interests by any Loan Party, the cash proceeds thereof, net of reasonable fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith; and

(c)          with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and net of (i) any portion of such proceeds, awards or compensation constituting reimbursement or compensation for amounts previously paid (or estimated in good faith will be required to be paid) by any Loan Party in respect of the theft, loss, destruction, damage or other similar event relating to such Extraordinary Receipts, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties which are the basis of such Extraordinary Receipts (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such receipt) and which is repaid with such proceeds, and (iii) transfer and similar taxes and the Borrower’s good faith estimate of other taxes paid or payable (including any payments required to be made pursuant to the Tax Sharing Agreement) resulting from such Extraordinary Receipts or such prepayment.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Note” means a promissory note made by the Borrower in favor of a Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing Loans made by such Lender to the Borrower.

“Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.21.

“Officer’s Certificate” means a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.

“on” when used with respect to any Property or any property adjacent to any Property, means “on, in, under, above or about.”

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise taxes, or similar charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” means Holdings, FMXI or any of their wholly owned subsidiaries that is a parent company of the Borrower.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of December 14, 1993, as amended on June 28, 1994, June 12, 1997, December 23, 1997, February 27, 1998, March 25, 2002 and December 28, 2006.

“Participant” has the meaning assigned to such term in Section 10.06(d).

“PBA” means the Pension Benefits Act of Ontario or any other Canadian federal, provincial or territorial statute in relation to Plans sponsored by Foamex Canada and all regulations thereunder as amended from time to time and any successor legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (ii) any Foreign Plan.

“Perfection Certificate” means a certificate in the form of Exhibit G.

“Permitted Acquisition” means, with respect to any Loan Party, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any Person; or (c) merger or consolidation or any other combination with the Borrower or any Subsidiary, if each of the following conditions is met:

(i)         no Default then exists or would result therefrom;

(ii)         after giving effect to such transaction on a Pro Forma Basis from the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) (together with any financial information provided pursuant to clause (iv) or, if no such financial information is required under clause (iv), other similar financial information), the Borrower shall be in compliance with the covenant set forth in Section 7.12 (assuming, for purposes of Section 7.12, that such transaction, and all other Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1.0 million and any Asset Sales yielding gross proceeds of less than $1.0 million) consummated since the first day of the relevant Test Period for the financial covenant set forth in Section 7.12 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(iii)         the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(iv)         with respect to any transaction involving Acquisition Consideration of more than $25.0 million, the Borrower shall have provided the Administrative Agent for delivery to the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available, including in each case, if available, footnotes thereto, (B) reasonably detailed projections through the Maturity Date pertaining to the Person or business to be acquired and updated projections for the Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent;

(v)         at least 3 Business Days (or 5 Business Days in the event adjustments requiring acceptance by the Administrative Agent in accordance with clause (iii) of the definition of “Pro Forma Basis”) prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing compliance with clause (ii) above), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect;

(vi)         the aggregate amount of Acquisition Consideration for Permitted Acquisitions consummated in any fiscal year, reduced by (x) the aggregate amount of Net Cash Proceeds received during such fiscal year on account of any sale, transfer or other dispo-

sition by the Borrower or any Subsidiary Guarantor of any asset acquired pursuant to a Permitted Acquisition and (y) the aggregate amount of Acquisition Consideration for Permitted Acquisitions in such fiscal year which consisted of Equity Interests of the Borrower or any Parent Company, which Equity Interests were otherwise permitted to be issued hereunder, shall not exceed $50.0 million (provided, however, that (x) if the aggregate amount of Permitted Acquisitions made in any fiscal year shall be less than the maximum amount of Permitted Acquisitions permitted under this clause (vi) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall may be added to the amount of Permitted Acquisitions permitted under this clause (vi) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover or the Available Equity Issuance Amount)) plus the Available Equity Issuance Amount plus an amount equal to the Net Cash Proceeds from the Asset Sale described in Section B of Schedule 7.05 not otherwise reinvested in accordance with Section 2.03(b)(ii) or applied to the prepayment of First Lien Loans or Loans hereunder; and

(vii)         the aggregate amount of Acquisition Consideration for all Permitted Acquisitions since the Closing Date, reduced by (x) the aggregate amount of Net Cash Proceeds received on account of any sale, transfer or other disposition by the Borrower or any Subsidiary Guarantor of any asset acquired pursuant to a Permitted Acquisition occurring after the Closing Date and (y) the aggregate amount of Acquisition Consideration for Permitted Acquisitions after the Closing Date which consisted of Equity Interests of the Borrower or any Parent Company, which Equity Interests were otherwise permitted to be issued hereunder, shall not exceed $150.0 million plus the Available Equity Issuance Amount plus an amount equal to the Net Cash Proceeds from the Asset Sale described in Section B of Schedule 7.05 not otherwise reinvested in accordance with Section 2.03(b)(ii) or applied to the prepayment of First Lien Loans or Loans hereunder.

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Tax Distributions” means payments, dividends or distributions by the Borrower to any Parent Company in order to pay (a) consolidated or combined federal, state, local or foreign Taxes to the extent such Taxes do not exceed an amount attributable to the taxable income of any Parent Company that is directly attributable to, the Borrower or the Borrower’s Subsidiaries, to the extent such Taxes are not payable directly by the Borrower or any of its Subsidiaries, which payments, dividends and distributions by the Borrower are not in excess of the Tax liabilities that would have been payable by any Parent Company, the Borrower and the Borrower’s Subsidiaries on a stand-alone basis, or (b) Taxes of any Parent Company not described in clause (a) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” has the meaning assigned to such term in the third recital hereto.

“Platform” has the meaning assigned to such term in Section 6.02.

“PPA” has the meaning assigned to such term in the definition of “ERISA Event.”

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other jurisdiction (including the Civil Code of Quebec) the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforceability, enforcement, validity or effect of security interests or hypothecs.

“Premises” has the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” means on a pro forma basis with such adjustments as the chief financial officer or treasurer of the Borrower shall reasonably and in good faith determine to be appropriate to give effect to the Permitted Acquisition or Asset Sale and any incurrence or repayment of Indebtedness in connection therewith; provided that either (i) the net positive amount of all such adjustments for any Permitted Acquisition shall not exceed 10% of the increase in Consolidated EBITDA from such Permitted Acquisition for the applicable Test Period, (ii) such adjustments would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act, or (iii) such adjustments are deemed acceptable by the Administrative Agent in its sole discretion.

“Pro Rata Share” means, with respect to each Lender as of any date, (i) at or prior to the funding on the Closing Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the amount of the Aggregate Commitments on such date and (ii) thereafter, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate outstanding principal amount of the Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders, in each case on such date.

“Property” means, with respect to any Mortgage, the property, the Improvements and all other property constituting the “Mortgaged Property,” as described in the Mortgage, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

“Public Lender” has the meaning assigned to such term in Section 6.02.

“Qualified Capital Stock” means, of any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys, accountants, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate Pro Rata Shares exceed 50%, after disregarding Loans of Affiliated Lenders in the manner contemplated by any Affiliated Lender Agreements.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of a Loan Party or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Parent Company, the Borrower or any of its Subsidiaries.

“Revolving Administrative Agent” means the “Administrative Agent” as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” means (i) that certain credit agreement dated as of the date hereof among the Borrower, Holdings, certain Affiliates of Holdings, the lenders party thereto, Bank of America, N.A., as administrative agent, Banc of America Securities LLC, as sole lead arranger and sole bookrunning manager and certain other Persons, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement), refinance or replace in whole or in part the indebtedness and other obligations or commitments outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Revolving Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Revolving Credit Agreement hereunder. Any reference to the Revolving Credit Agreement hereunder shall be deemed a reference to any Revolving Credit Agreement then in existence.

“Revolving Facility” has the meaning assigned to such term in the fifth recital hereto.

“Revolving Loan Documents” means the Revolving Credit Agreement and the other “Loan Documents” as defined in the Revolving Credit Agreement, including security documents, guaranties, letter of credit documents and the notes issued thereunder.

“Revolving Loans” means the loans under the Revolving Credit Agreement.

“Revolving Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under the Revolving Credit Agreement in respect of any letter of credit issued thereunder when and as due, including reimbursement obligations in respect of disbursements under any letter of credit, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under the Revolving Credit Agreement and the other Revolving Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to the Revolving Credit Agreement and the other Revolving Loan Documents and (c) all other “Obligations” as defined in the Revolving Credit Agreement.

“Revolving Secured Parties” means, collectively, (i) the Revolving Administrative Agent, (ii) each other agent under the Revolving Credit Agreement, (iii) each Person that is a lender or letter of credit issuer under the Revolving Credit Agreement and (iv) each other Person that is a holder of any Revolving Obligations.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

“Second Lien Term Facility” has the meaning assigned to such term in the fifth recital hereto.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is second in priority only to the Liens created under the First Lien Loan Documents or, with respect to Liens on the ABL Collateral (as defined in the Intercreditor Agreement), is third in priority only to the Liens created under the Revolving Loan Documents and the First Lien Loan Documents (in each case, subject to Permitted Liens).

“Secured Obligations” means the Obligations.

“Secured Parties” means, collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) each other Agent and (iv) the Lenders.

“Securities Act” means the Securities Act of 1933.

“Securities Collateral” has the meanings assigned to such term in the Security Agreement.

“Security Agreement” means a security agreement substantially in the form of Exhibit F among the Loan Parties (other than Foamex Canada) and the Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement, the Canadian Security Agreement or the Canadian Security Documents (a) on the Closing Date or (b) thereafter pursuant to Section 6.13.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, the Mortgages (if any), the Canadian Security Agreement, the Mexican Pledge Agreements and each other security agreement, pledge agreement or other document or agreement delivered in accordance with applicable law to grant, or purport to grant, a security interest in any property as collateral for the Secured Obligations.

“Significant Subsidiary” has the meaning assigned to such term in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Solvency Certificate” means a certificate signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit H.

“SPC” has the meaning assigned to such term in Section 10.06(h).

“Subordinated Indebtedness” means Indebtedness of the Borrower or any other Loan Party that is by its terms subordinated in right of payment to the Obligations, the Revolving Obligations and the First Lien Term Obligations of the Borrower and such other Loan Party, as applicable.

“Subsidiary” means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or any other Person which is or is required to be consolidated with such Person in the consolidated financial statements of such Person in ac-

cordance with GAAP; provided that Foamex Asia Co., Ltd., a private limited company organized under the laws of the Kingdom of Thailand (“Foamex Thailand”), shall not be deemed to be a Subsidiary of the Borrower for so long as the Borrower does not have direct or indirect control of the management of such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Subsidiary of the Borrower and Foamex Canada, other than any Foreign Subsidiary organized under the laws of any jurisdiction other than Canada or any province thereof.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than one year prior to the date of delivery thereof unless there shall have occurred within one year prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, or right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that the surveys delivered pursuant to Section 4.01(e)(viii) shall be dated as of a date reasonably satisfactory to the Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required under the definition of “Title Policy” hereunder or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Sharing Agreement” means the First Amended and Restated Tax Sharing Agreement, dated as of December 14, 1993, among the Borrower, Holdings and FMXI, as amended on June 12, 1997, as further amended on December 23, 1997, as further amended on February 27, 1998, as further amended on December 28, 2006 and as further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Facilities” has the meaning assigned to such term in the fifth recital hereto.

“Termination Event” means (a) the withdrawal of any Loan Party or any Subsidiary from a Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Pension Plan or the treatment of a Pension Plan amendment as a termination thereof; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Pension Plan; or (d) with respect to Foamex Canada, any other event or condition which is reasonably likely to constitute grounds for the termination of, winding-up or partial termination of winding-up or the appointment of a trustee to administer, any Pension Plan.

“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” means with respect to each Mortgage, a policy of title insurance (or pro forma or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid second mortgage Lien on the Mortgaged Property and fixtures described therein subject to Permitted Liens in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, which fair market value shall be determined by the Collateral Agent and the Borrower in their reasonable judgment and which policy (or such pro forma or marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements as shall be rea-

sonably acceptable to the Collateral Agent and approved by the Borrower, (C) have been supplemented by such endorsements (unless endorsements are not available or are prohibitively expensive) as shall be reasonably requested by the Collateral Agent, and (D) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to herein.

“Transaction Documents” means the Revolving Loan Documents, the First Lien Loan Documents and each other Plan Supplement Document (as defined in the Plan of Reorganization).

“Transactions” means, collectively, (a) the funding of the Loans and the First Lien Loans, (b) the Equity Contribution, (c) the initial funding of the Revolving Loans and the effectiveness of the Revolving Loan Documents, (d) the consummation of the other transactions contemplated by the Plan of Reorganization, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means the character of a Loan as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction or any other applicable law governing the validity, enforceability, enforcement, perfection and effect of perfection and non-perfection of a security interest or other applicable Lien, including the Personal Property Security Act in force in the Province of Ontario and the Civil Code of Quebec.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)              Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)              For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property,” (ii) “real property” shall be deemed to include “immovable property,” (iii) “tangible property” shall be deemed to include “corporeal property,” (iv) “intangible property” shall be deemed to include “incorporeal property,” (v) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (vi) all references to filing, register-

ing or recording under the UCC or the Personal Property Security Act in force in the Province of Ontario (or other province or territory of Canada) shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary.”

1.03	Accounting Terms.

(a)>             Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)              Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) in the event that such change in GAAP modifies any item in the financial statements of the Borrower in an amount exceeding $1.0 million, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided until the earlier of (i) the date such ratio or requirement shall be so amended and (ii) the fourth fiscal quarter to occur following such change.

1.04       Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06       Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be re-

solved against the drafting party shall not be employed in the interpretation of the Loan Documents.

ARTICLE II

THE COMMITMENTS AND BORROWING OF LOANS

2.01       Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each such loan, a “Loan”) to the Borrower on the Closing Date, in the amount of such Lender’s Commitment. Amounts borrowed as Loans under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)             The borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 2:00 p.m., three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans, or (ii) 2:00 p.m., at least one Business Day prior to the requested date of any borrowing of Base Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing or Conversion Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in an amount equal to $1.0 million or a whole multiple of $1.0 million in excess thereof. Each Borrowing or Conversion Notice (whether telephonic or written) shall specify (i) in the case of a conversion or continuation, whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing or Conversion Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests the borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing or Conversion Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)              Following receipt of a Borrowing or Conversion Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of the initial borrowing of Loans, (i) each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice and (ii) upon satisfaction or waiver of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)             Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)             The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)             After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect with respect to Loans.

2.03	Prepayments.

(a)              Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part subject to the premium set forth in Section 2.03(i); provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $1.0 million in excess thereof or the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or the entire principal amount thereof then outstanding. Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.

(b)             Asset Sales. Not later than ten Business Days following the receipt by any Loan Party or any of the Mexican Subsidiaries of any Net Cash Proceeds of any Asset Sale, the Borrower shall, subject to Section 2.03(j), prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)     no such prepayment shall be required under this Section 2.03(b) with respect to (A) any Asset Sale permitted by Section 7.05(a), (b), (c) or (d), (B) the disposition of property which constitutes Extraordinary Receipts or other insurance proceeds or condemnation awards, (C) other Asset Sales for fair market value resulting in less than $1.2 million in Net Cash Proceeds in the aggregate in any fiscal year; provided, however, that (x) if the aggregate amount of Asset Sales made in any fiscal year shall be less than the maximum amount of Asset Sales permitted under this clause (C) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall may be added to the amount of Asset Sales permitted under this clause (C) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) or (D) prior to the Discharge of Revolving Obligations (as defined in the Intercreditor Agreement) any Asset Sale of Collateral in which the Revolving Administrative Agent has a Lien prior to the Lien of the Collateral Agent; and

(ii)    so long as no Event of Default shall then exist or would arise therefrom and (A) to the extent that the aggregate of such Net Cash Proceeds of Asset Sales not described in clause (i) above that are reinvested in accordance with this clause (ii) shall not exceed the sum of (x) $10.0 million since the Closing Date plus (y) $5.0 million in any fiscal year of the Borrower or (B) such Net Cash Proceeds result from the Asset Sale described in Section B of Schedule 7.05, then, in each case, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate to the Administrative Agent on or prior to such date stating that an amount equal to such Net Cash Proceeds are expected to be or have been reinvested in fixed or capital assets or used to make Permitted Acquisitions or the acquisition permitted by Section 7.02(l) or acquire a brand or trademark and related assets within 365 days (or 18 months, with respect to the Net Cash Proceeds of the Asset Sale described in Section B of Schedule 7.05) following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (or 18-month period, as the case may be), an amount equal to such unused portion shall be applied on or before the last day of such period as a mandatory prepayment as provided in this Section 2.03(b).

(c)             Debt Issuance. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by any Loan Party, the Borrower shall, subject to Section 2.03(j), prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d)             [Reserved].

(e)             Extraordinary Receipts. Not later than five Business Days following the receipt by any Loan Party of any Net Cash Proceeds from any Extraordinary Receipts, the Borrower shall, subject to Section 2.03(j), prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)     so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate to the Administrative Agent on or prior to such date stating that an amount equal to such Net Cash Proceeds have been or are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or used to make Permitted Acquisitions or the acquisition permitted by Section 7.02(l) or acquire a brand or trademark and related assets no later than 365 days following the date of receipt of such proceeds; and

(ii)    if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, an amount equal to such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.03(e).

(f)             Excess Cash Flow. No later than 30 days after the audited consolidated financial statements of Borrower and its Subsidiaries for each fiscal year have been or should have been delivered pursuant to Section 6.01(a), the Borrower shall prepay Loans in an aggregate amount equal to (i) the Applicable Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended minus (ii) the aggregate amount of all prepayments of the Loans plus the aggregate amount of all prepayments or repayments of the First Lien Term Obligations during such Excess Cash Flow Period (except to the extent such prepayment or repayment of the First Lien Term Obligations reduced Excess Cash Flow by operation of clause (ii)(b) of the definition thereof). “Applicable Percentage” means (i) if the Leverage Ratio as of the end of such Excess Cash Flow Period is greater than or equal to 3.25:1.00, 50%, and (ii) if the Leverage Ratio as of the end of such Excess Cash Flow Period is less than 3.25:1.00, 25%.

(g)             Application of Prepayments. Amounts to be applied pursuant to this Section 2.03 to the prepayment of Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.03 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), the Borrower shall have the option to either (A) prepay only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans and deposit the Excess Amount in an escrow account on terms reasonably satisfactory to the Collateral Agent and the Borrower; provided that (i) the Excess Amount shall be applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; (ii) interest in respect of the Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which the Excess Amount is intended to repay until the Excess Amount (and any returns on investment relating thereto) shall have been used in full to repay such Loans; (iii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to the

Excess Amount; and (iv) the option under this clause (A) shall not be available if the escrow account referred to above is not established prior to the date required for prepayment or (B) prepay all of such Loans immediately, together with any amounts owing to the Lenders under Section 3.05.

(h)              Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 2:00 p.m., three Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Loan, not later than 2:00 p.m., one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.03. Prepayments shall be accompanied by accrued interest as required by Section 2.06.

(i)              Prepayment Premium. Each prepayment pursuant to this Section 2.03, whether optional or mandatory, or any assignment of a Lender’s Loans under Section 10.13 because such Lender is a non-consenting Lender, shall be accompanied by a premium payable by the Borrower equal to (i) if such prepayment or payment is made after the Closing Date but on or prior to the first anniversary of the Closing Date, 2% of the aggregate principal amount of the Loans so prepaid and (ii) if such prepayment or payment is made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1% of the aggregate principal amount of the Loans so prepaid.

(j)              Compliance with First Lien Credit Agreement. Notwithstanding anything to the contrary, (i) no prepayments of Loans shall be required or permitted pursuant to this Section 2.03 if such prepayment is prohibited by the First Lien Credit Agreement and (ii) no prepayments of Loans shall be required pursuant to Section 2.03(b), (c) or (e) except to the extent of the amount of Net Cash Proceeds required to be applied toward such prepayment that remains after the Discharge of First Lien Term Obligations or the waiver of prepayment obligations under the First Lien Credit Agreement (it being understood that amounts actually applied toward prepayment of First Lien Term Obligations pursuant to provisions in the First Lien Credit Agreement analogous to Section 2.03(b), (c) or (e) of this Agreement shall reduce the amount required to be applied toward prepayments under Section 2.03(b), (c) or (e), as applicable, of this Agreement).

2.04       Termination of Commitments. The Commitments of each Lender shall automatically terminate on the Closing Date upon the borrowing of the Loans on such date; provided that the Commitments shall terminate at 5:00 p.m. on February 12, 2007 if the Closing Date has not occurred prior to such time.

2.05       Repayment of Loans. The Borrower shall repay to the Administrative Agent the aggregate principal amount of all Loans outstanding for the ratable account of the Lenders on the Maturity Date.

2.06	Interest.
(a)	Subject to the provisions of subsection (b) below:

(i)     each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and

(ii)    each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b);              Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a)(ii) (in either case, the “Default Rate”).

(c)             Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)              For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a 360-day period (for the purposes of this Section, the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

2.07	Fees.

(a)             The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

(b)             The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.08       Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, continued or converted from a Loan of another Type and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09	Evidence of Debt.

(a)             The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)             Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10	Payments Generally; Administrative Agent’s Clawback.

(a)             General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)   A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)              Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)              Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)              Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Share, provided that:

(i)     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)              Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by law) be made free and clear of and without deduction or withholding for any Indemnified Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Taxes (including deductions applicable to additional sums payable under this section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)              Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower and each other Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, excluding, in each case, such amounts imposed as a result of an assignment, transfer or grant of a participation.

(c)             Indemnification by the Borrower. The Borrower and each other Loan Party shall indemnify the Administrative Agent and each Lender (and in the case of any such party that is a pass-through entity for purposes of the Indemnified Tax in question, any of the beneficial owners of such party), within 10 days after a written demand setting forth the amount and the reasons in reasonable detail therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and the reasons for and calculation of such payment or liability in reasonable detail delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)             Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or such Loan pArty shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)              Status of Lenders. Any Lender (and, if a pass-through entity, any of its beneficial owners) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or any Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender (and, if a pass-through entity, any of its beneficial owners), if requested by the Borrower or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not any payment made hereunder or under any other Loan Document to such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this subclause (e), no Lender (or, in the case of a Lender that is a pass-through entity, its owners) will be required to provide any documentation with regard to any tax imposed by a jurisdiction other than the United States if in such party’s good faith sole discretion, such submission would subject it to unreimbursed expense or would otherwise be disadvantageous to such party.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender (and, if a pass-through entity, any of its beneficial owners) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender or beneficial owner is legally entitled to do so), whichever of the following is applicable:

(i)      duly completed copies of Internal Revenue Service Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)    duly completed copies of Internal Revenue Service Form W-8ECI (or any successor thereto),

(iii)   in the case of a Foreign Lender (or, in the case of a pass-through entity, any of its beneficial owners) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor thereto), and/or

(iv)   any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

From time to time, each Lender shall (i) promptly notify the Administrative Agent of any change in such Lender’s or beneficial owner’s circumstances that would modify or render invalid any claimed exemption or reduction, and (ii) take such steps as shall not be disadvantageous to it, in its good faith sole discretion, and as may be reasonably necessary to avoid any deduction or withholding for taxes from amounts payable to such Lender.

A Lender that is a United States person within the meaning of Code section 7701(a)(30) shall deliver a duly completed IRS Form W-9 to the Borrower and the Administrative Agent at the times described above with respect to the other withholding forms; provided, however, that a Lender or Assignee that the Borrower may treat as an “exempt recipient” within the meaning of Treasury Regulations section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.

(f)             In respect of amounts paid or credited by any Loan Party that is resident in Canada for purposes of the Income Tax Act (Canada) (the “ITA”) to or for the benefit of a particular Lender that is an “authorized foreign bank” for purposes of the ITA, the obligations under this Section 3.01 to pay an additional amount shall apply where the particular Lender is liable for Tax under Part XIII of the ITA in respect of such payment, even if the Loan Party is not required under the ITA to deduct or withhold an amount in respect of Indemnified Taxes on such payment and this Section 3.01 shall apply, mutatis mutandis, as if the Loan Party was required to withhold an amount in respect of such taxes.

(g)             Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund (in cash or as an offset against other taxes otherwise then due and payable) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than penalties, interest and other charges arising out of the willful misconduct or gross negligence of Administrative Agent or such Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(h)              Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.01 shall survive the expiration or termination of this Agreement and the other Loan Documents and the payment in full of the Facilities.

3.02       Illegality. If any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies (and each Lender agrees that it will provide promptly such notice) the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate

Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

3.03       Inability to Determine Rates. If (A) the Administrative Agent determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (B) the Required Lenders advise the Administrative Agent in writing that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, in any such case, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.
(a)	Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by the definition of “Eurodollar Rate”);

(ii)    subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable pursuant to Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax; or

(iii)   impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) by an amount such Lender deems to be material, then, upon request of such Lender and the receipt of the certificate referred to in clause (c) below, the

Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)              Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon receipt of the certificate referred to in clause (c) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)              Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a), (b) or (e) of this Section 3.04 and setting forth an explanation of the calculation thereof in reasonable detail and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)             Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05       Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)              any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)             subject to Section 2.03(a), any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)              any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profit, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)             Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)             Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07       Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01       Conditions of Loans. The obligation of each Lender to make its Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)             Loan and Corporate Documents; Certificates. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)     executed counterparts of this Agreement, each other Loan Document and the Perfection Certificate;

(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)   such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)   such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; provided that the failure to deliver evidence of foreign qualification shall not limit each Lender from making its Loans on the Closing Date;

(v)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(k) and (l) have been satisfied and (B) that there has been no event or circumstance since July 2, 2006 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vi)   a Solvency Certificate, executed on behalf of Holdings and the Borrower by the chief financial officer or treasurer of each such entity; and

(vii)	a Borrowing or Conversion Notice relating to the Loans.

(b)              Plan of Reorganization, Financings and Other Transactions, Etc. (i) The Disclosure Statement and the Plan of Reorganization shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii)    An order (the “Confirmation Order”) confirming the Plan of Reorganization and approving and authorizing the transactions contemplated hereby shall have been entered by the Bankruptcy Court and, if required, any foreign court in respect of any ancillary proceedings in respect of the Cases or the Canadian Case and (A) shall be in form and substance reasonably satisfactory to the Administrative Agent and shall authorize the Facilities and the transactions contemplated hereby, and (B) shall be in full force and effect and shall not be subject to any stay, appeal, modification or reversal, unless consented to by the Administrative Agent, such consent not to be unreasonably withheld. The Plan of Reorganization shall have become effective (and all conditions precedent thereto (other than that related to the effectiveness of the Facilities) as set forth therein shall have been satisfied without waiver unless consented to by the Administrative Agent, such consent not to be unreasonably withheld), and the Plan of Reorganization and the funding of the Facilities shall be consummated substantially simultaneously. The Canadian Case shall have been or shall concurrently be terminated in a manner satisfactory to the Administrative Agent.

(iii)   The Equity Contribution shall have been or shall be concurrently consummated. Any debtor-in-possession financing (including the DIP Facility) shall have been or shall be concurrently repaid in full in cash, all commitments relating to the foregoing shall have been or shall be concurrently terminated and all liens or security interests related thereto shall have been or shall be concurrently terminated, released or transferred, in each case, on terms reasonably satisfactory to the Administrative Agent, and no pre-petition indebtedness, debtor-in-possession financing or other claims against the Debtors shall remain outstanding as an obligation of the debtors, except as contemplated by the Plan of Reorganization. After giving effect to the Transactions, the Loan Parties shall have outstanding no Indebtedness or preferred stock other than the Facilities, existing intercompany indebtedness, Qualified Capital Stock of Holdings and other Indebtedness specified to remain outstanding pursuant to the Plan of Reorganization and Section 7.03 hereof in an amount not to exceed $7.5 million in the aggregate.

(iv)   The Administrative Agent shall have received reasonably satisfactory evidence of receipt by the Borrower substantially contemporaneously with the funding of the Loans of (A) $425.0 million gross cash proceeds from the borrowing under the First Lien Credit Agreement, (B) the Equity Contribution and (C) the effectiveness of commitments of not less than $175.0 million under the Revolving Facility. After giving effect to the Transactions occurring on the Closing Date, there shall be not less than $80.0 million of Availability (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement. The Arrangers shall be reasonably satisfied with the arrangements for the repayment of all existing indebtedness of the Borrower and the Subsidiaries required to be repaid on or prior to the Closing Date pursuant to the Plan of Reorganization and for the release or termination of all liens in respect thereof.

(c)              Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders, (i) an opinion of Paul, Weiss, Wharton, Rifkind & Garrison LLP, counsel to the Loan Parties, addressed to each of the Agents and the Lenders and dated the Closing Date, substantially in the form of Exhibit K-1; (ii) an opinion of Jauregui Navarrete y Nader, S.C., Mexican counsel to the Borrower, addressed to each of the Agents and the Lenders and dated the Closing Date, substantially in the form of Exhibit K-2; (iii) an opinion of Stikeman Elliott LLP, Canadian counsel to the Borrower, addressed to each of the Agents and the Lenders and dated the Closing Date, substantially in the form of Exhibit K-3; and (iv) opinions of the local counsels listed in Schedule 4.01(c), addressed to each of the Agents and the Lenders and dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(d)              Personal Property Requirements. The Collateral Agent shall have received:

(i)     satisfactory evidence that all certificates or instruments representing or evidencing the Securities Collateral (as defined in the Security Agreement)

     accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Control Agent (as provided in the Intercreditor Agreement);

(ii)    satisfactory evidence that all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts, all Securities Accounts, all Commodity Accounts, and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) have been delivered to the Collateral Agent or the Control Agent (as provided in the Intercreditor Agreement);

(iii)   UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents (to the extent required by the Security Agreement) and, in the case of Foamex Canada, to the extent required by the Collateral Agent, the confirmation of registration or filing of same (except in the case of filings with the Canadian Intellectual Property Office which shall be made on the Closing Date);

(iv)   copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedules 1(c) and 4 attached to the Perfection Certificate;

(v)    with respect to each location set forth on Schedule 4.01(d)(v), a Landlord Access Agreement or Bailee Letter (as such term is defined in the Security Agreement), as indicated on such schedule; provided that no such Landlord Access Agreement or Bailee Letter shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee of such Real Property or owner of the inventory or other personal property Collateral stored with the bailee thereof, as applicable, shall have used all commercially reasonable efforts to do so; and

(vi)   evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes,

fees, charges, costs and expenses required for the recording of the Security Documents.

(e)	Real Property Requirements. The Collateral Agent shall have received:

(i)     a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)    with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)   with respect to each Mortgaged Property that is owned in fee, a Title Policy;

(iv)   with respect to each Mortgaged Property that is owned in fee, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)    evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)   with respect to each Mortgaged Property, copies of all Leases in which Borrower or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any. Such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent;

(vii) with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)               Surveys with respect to each Mortgaged Property that is owned in fee; and

(ix)   a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(f)             Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(g)             Litigation. No litigation shall be pending with respect to the Facilities or the definitive documentation in respect of the Facilities. There shall not exist any judgment, order, injunction or other restraint prohibiting the consummation of the Transactions.

(h)             Total Leverage Ratio. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by a Financial Officer of the Borrower, evidencing that the ratio of (A) Consolidated Indebtedness of the Borrower and its Subsidiaries at the Closing Date after giving pro forma effect to the Transactions to (B) Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve-month period ended December 3, 2006 is not greater than 4.50 to 1.00.

(i)              Fees and Expenses. All accrued fees and expenses of the Administrative Agent, the Arrangers and the Lenders (including the fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Arrangers, and of local counsel for the Lenders) for which invoices have been received at least one Business Day prior to the Closing Date required to be paid on or before the Closing Date shall have been paid.

(j)  Pro Forma Financial Statements. The Arrangers shall have received a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 3, 2006 giving effect to the Transactions, which shall not evidence a Material Adverse Effect.

(k)             Representations. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date.

(l)              No Default. No Default or Event of Default shall have occurred and be continuing, or would result from such proposed borrowing of Loans or from the application of the proceeds thereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to funding on the Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower jointly and severally represents and warrants to the Administrative Agent and the Lenders that:

5.01       Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has the organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (it being understood that, in the case of any Liens in favor of the Collateral Agent granted by a Loan Party, there may be a requirement under the Revolving Loan Documents and the First Lien Loan Documents that such Loan Party grant a Lien in favor of the Revolving Administrative Agent and the First Lien Collateral Agent on the same collateral to the extent permitted or required under the Intercreditor Agreement) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.03       Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and the Canadian Security Agreement, as applicable, and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04       Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05	Financial Statements; No Material Adverse Effect.

(a)             The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

(b)             The financial statements delivered, if any, pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)              Since July 2, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)             The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at December 3, 2006, copies of which have been furnished to the Arrangers, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its consolidated Subsidiaries as at such date (except in each case for the effects of fair value adjustments to the acquired tangible and intangible assets and liabilities required by purchase accounting principles, if required to be applied).

(e)             The consolidated forecasted balance sheet and statements of income and cash flows of the Holdings and its Subsidiaries delivered to the Arrangers prior to the date hereof were prepared in good faith on the basis of estimates, information and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Arrangers that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.06       Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings and its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) except as set forth on Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07       No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Properties.

(a)             Generally. Holdings and each of its Subsidiaries has good title to, or valid leasehold interests in, all its tangible property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The tangible property of Holdings and its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the tangible property which is required for the business and operations of the Holdings and its Subsidiaries as presently conducted.

(b)             Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by Holdings and each of the other Loan Parties as of the date hereof and describes the type of interest therein held by Holdings and each of the other Loan Parties and (ii) leased, subleased or otherwise occupied or utilized by Holdings or each of the other Loan Parties, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Loan Party and, in the case described in clause (ii) of this Section 5.08(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c)              No Extraordinary Receipts. None of Holdings or its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Extraordinary Receipts affecting all or any material portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of

Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance has been obtained to the extent required by Section 6.07(c).

(d)              Collateral. The use by each of Holdings and each of the other Loan Parties of the Collateral does not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.09	Environmental Matters.

(a)             Except as set forth in Schedule 5.09 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)     Each Loan Party and each Mexican Subsidiary and their businesses, operations and Real Property are in compliance with, and the Loan Parties and the Mexican Subsidiaries have no liability under, Environmental Law;

(ii)    The Loan Parties and the Mexican Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii)   There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any Loan Party or any Mexican Subsidiary or their predecessors in interest that could reasonably be expected to result in liability of any Loan Party or any Mexican Subsidiary under Environmental Law;

(iv)   There is no Environmental Claim pending or, to the knowledge of Holdings and its Subsidiaries, threatened against any Loan Party or any Mexican Subsidiary, or relating to the Real Property currently or formerly owned, leased or operated by any Loan Party or any Mexican Subsidiary or relating to the operations of any Loan Party or any Mexican Subsidiary, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(v)    No Person with an indemnity or contribution obligation to any Loan Party or any Mexican Subsidiary relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)	Except as set forth in Schedule 5.09:

(i)      None of the Loan Parties or any of the Mexican Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no such entity is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(ii)    No Real Property or facility owned, operated or leased by any Loan Party or any Mexican Subsidiary and, to the knowledge of the Holdings and its Subsidiaries, no Real Property or facility formerly owned, operated or leased by any Loan Party or any Mexican Subsidiary or any of their predecessors in interest is (i) listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)   No Lien has been recorded or, to the knowledge of Holdings and its Subsidiaries, threatened under any Environmental Law with respect to any owned real property or other assets of any Loan Party or any Mexican Subsidiary;

(iv)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law, except for those matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(v)    Holdings and its Subsidiaries have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, Holdings and its Subsidiaries concerning compliance with or liability under Environmental Law, including without limitation those concerning the Release or threatened Release of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by any Loan Party or any Mexican Subsidiary.

5.10	Insurance.

(a)             Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and as otherwise required by Section 6.07.

(b)             All insurance maintained by the Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid, none of Holdings or its Subsidiaries has received notice of violation or cancellation thereof.

5.11	Taxes.

(a)•             The Loan Parties and the Mexican Subsidiaries have timely filed all material Federal, state, provincial, foreign and other tax returns and reports required to be filed, and have timely paid all material Federal, state, provincial, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (whether or not shown on any Tax return), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against any Loan Party or any Mexican Subsidiary that, if made, would reasonably be expected to result in a Material Adverse Effect. With the exception of the Tax Sharing Agreement, gross-up provisions applicable to employee payments in the ordinary course of business or contained in employment agreements, the agreements to acquire any option, stock or other equity interest in Holdings and the Loan Documents, the Revolving Loan Documents and the First Lien Loan Documents, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement that is currently in effect. Each Loan Party and each Subsidiary has made adequate provision in accordance with GAAP for all material taxes not yet due and payable. Neither any Loan Party nor any Subsidiary has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treas. Reg. Section  1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except any liabilities for taxes of any consolidated, combined or unitary tax group of which Holdings is the common parent, neither any Loan Party nor any Subsidiary thereof has any liabilities for the taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except as would not result in a Material Adverse Effect.

(b)             The Borrower, since its organization through calendar year 2006, was treated as a partnership within the meaning of Section 761(a) of the Code for Federal income tax purposes and was not an entity subject to Federal or state income tax (other than state income taxes generally imposed on partnerships). Neither such Loan Party nor any of its Subsidiaries has any knowledge of any inquiry or investigation by any Person (including, without limitation, the IRS) as to whether or not the Borrower was, or any claim or assertion by any Person (including, without limitation, the IRS) that the Borrower was not, a partnership for Federal or state income tax purposes or an entity subject to Federal or state income taxes (other than state income taxes generally imposed on partnerships). Subsequent to calendar year 2006, the Borrower has been treated as a disregarded entity for Federal and state income tax purposes.

5.12	ERISA Compliance.

(a)              No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries is in compliance in all material respects with the presently applicable provisions of ERISA, the Code and any other applicable Law with respect to each Employee Benefit Plan. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the financial statements of the Borrower with respect to the fiscal year ended January 1, 2006 (the “Financial Statements Date”), exceed by more than $45.0 million the fair market value of the assets of all such underfunded Pension Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b)             Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities, in each case, except as would not reasonably be expected to result in material liability to a Loan Party or any of its Subsidiaries. Except as disclosed on Schedule 5.12(b), neither Holdings nor any of its Subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any Foreign Plan. As of the Financial Statements Date, the present value of the aggregate unfunded liability in respect of all Foreign Plans that are funded retirement plans did not exceed $5.0 million.

5.13       Subsidiaries; Equity Interests. Holdings does not have any Subsidiaries other than those specifically disclosed in Schedule 5.13(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.13(a) free and clear of all Liens, except the security interest created by the Security Agreement and the Revolving Loan Documents and the Second Lien Loan Documents and Liens arising by operation of law. Neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13(b) or permitted under Section 7.02(d). All of the outstanding Equity Interests of Holdings have been validly issued. All Equity Interests of Borrower are owned directly or indirectly by Holdings as set forth on Schedule 5.13(a). Each Loan Party is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement and the Revolving Loan Documents and the First Lien Loan Documents and Liens arising by operation of law, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Subsidiaries of the Borrower existing on the Closing Date, other than the Foreign Subsidiaries (other than any Canadian Subsidiary), are Guarantors.

5.14       Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)              Neither Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Loans, the Revolving Loans and the First Lien Loans, not more than 25% of the value of the assets (either of Holdings only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)              No Loan Party (i) is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15       Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all matters known to it that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information, including the Confidential Information Memorandum and the Perfection Certificate, furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, as of the date such report, financial statement, certificate or other information was furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement or as of the Closing Date), contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16       Compliance with Laws. Holdings and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17       Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date (including the making of the Loans and application of the proceeds thereof) (a) the fair value of the properties of each of (x) the Loan Parties (taken as a whole) and (y) the Borrower, in each case as a going concern, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of (x) the Loan Parties (taken as a whole) and (y) the Borrower will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of (x) the Loan Parties (taken as a whole) and (y) the Borrower will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of (x) the Loan Parties (taken as a whole) and (y) the Borrower will have capital sufficient to conduct the business in which they are engaged.

5.18       Intellectual Property Matters. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such

Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.19	Security Documents.

(a)              Security Agreement. The Security Agreement, the Canadian Security Agreement and the Canadian Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal and valid Liens on, and security interests in, the Security Agreement Collateral and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate, (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or the Canadian Security Agreement and the Intercreditor Agreement), (iii) upon recording by the Collateral Agent of its Lien on the certificates of title of motor vehicles and (iv) upon compliance with the applicable perfection requirements of the laws of jurisdictions other than the United States with respect to Collateral as to which perfection of the Agent’s Lien thereon is not subject to the laws of the United States, the Liens created by the Security Agreement and the Canadian Security Agreement shall (to the extent provided therein) constitute perfected Second Priority Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens. Prior to the Discharge of First Lien Term Obligations, the representations made in this Section 5.19(a) with respect to the delivery of any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent or to the Control Agent (as provided in the Intercreditor Agreement).

(b)              PTO Filing; Copyright Office Filing. When the U.S. Security Agreement and the Canadian Security Agreement or a short form of either is duly filed in, as appropriate, the United States Patent and Trademark Office, the United States Copyright Office, or in a similar office maintained by a foreign Governmental Authority, the Liens created by such Loan Documents shall constitute fully perfected Second Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the U.S. Security Agreement) registered or applied for with the United States Patent and Trademark Office, or in a similar office maintained by a foreign Governmental Authority, and Copyrights (as defined in the U.S. Security Agreement) registered or applied for with the United States Copyright Office, or in a similar office maintained by a foreign Governmental Authority, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c)             Mortgages. Each Mortgage executed and delivered after the Closing Date pursuant to Section 6.13(c) shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal and valid Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Collateral

Agent, and when the Mortgages are duly filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.13 and 6.14, the Mortgages shall (to the extent provided therein) constitute perfected Second Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than Liens permitted by such Mortgage.

5.20       Use of Proceeds. The Borrower will use the proceeds of the Loans (together with the proceeds of the initial Revolving Loans, the First Lien Loans and the Equity Contribution) to effect the Transactions and pay related fees and expenses.

5.21       Anti-Terrorism Law. No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any applicable law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)   a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)   a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the immediately preceding paragraph, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.22       Assumed Contracts. The Contractual Obligations “assumed” by the Loan Parties pursuant to the Plan of Reorganization are each in full force and effect and, taken as a whole, are sufficient for the Borrower and its Subsidiaries to conduct their business following the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations):

6.01       Financial Statements. The Borrower shall deliver to the Administrative Agent for distribution to each Lender:

(a)              as soon as available, but in any event within 90 days (or, with respect to the fiscal year ended December 31, 2006, 105 days) after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2006), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, partners’ equity and cash flows for such fiscal year, each setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a nationally recognized independent registered public accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)              as soon as available, but in any event within 45 days (or, with respect to each of the first three fiscal quarters of fiscal year 2007, 60 days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending April 1, 2007), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and (ii) the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, each setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and

(c)              as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the succeeding fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02       Certificates; Other Information. The Borrower shall deliver to the Administra-tive Agent for distribution to each Lender:

(a)              concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenant set forth in Section 7.12 or, if any such Default shall exist, stating the nature and status of such event;

(b)              concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending April 1, 2007, except that the Compliance Certificate with respect to such fiscal quarter need not include paragraph 3 set forth in the Form of Compliance Certificate), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)              promptly after any request by the Administrative Agent, copies of any detailed audit reports and management letters submitted to the board of directors (or the audit committee of the board of directors) of Holdings or the Borrower by independent accountants in connection with the accounts or books of Holdings, the Borrower or any of their Subsidiaries, or any audit of any of them;

(d)              promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to equityholders of Holdings or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower files with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)              promptly after the furnishing thereof, copies of any statement or report, excluding borrowing base certificates delivered under the Revolving Credit Agreement, furnished to any holder of material Indebtedness of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)              promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party; and

(g)              promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at its website address provided to the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent to fulfill the request of any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide, if requested, to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to promptly provide paper copies in addition to electronic mail copies of originally executed Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). The Borrower agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated by the Borrower as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws.

6.03       Notices. The Borrower and each Parent Company shall, and shall cause each Loan Party to, promptly notify the Administrative Agent for communication to each Lender:

(a)              of the occurrence of any Default;

(b)              of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including to the extent the following meets the foregoing standard, (i) breach or non-performance of, or any default under, a Contractual Obligation of Holdings or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)              promptly following the Borrower or such Loan Party becoming aware of the occurrence of (x) any ERISA Event (or similar event with respect to a Foreign Plan) that, alone or together with any other ERISA Events (or similar events with respect to a Foreign Plan) that have occurred, would reasonably be expected to result in liability of Holdings or any of its Subsidiaries in an aggregate amount exceeding $5.0 million or (y) with respect to any Pension Plan of Foamex Canada, the failure by Foamex Canada to pay or remit when due any amount for which it is liable in respect of such Pension Plan or the creation of any Lien with respect to such Pension Plan (save for any Lien with respect to contribution amounts not yet due or delinquent that arises under the PBA or other applicable Canadian legislation), a written notice specifying the nature thereof, what action Holdings, such Subsidiary or ERISA Affiliate have taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the IRS, United States Department of Labor, PBGC, Multiemployer Plan sponsor or other applicable Governmental Authority with respect thereto; and

(d)              of any material change in accounting policies or financial reporting practices by the Loan Parties.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04       Payment of Obligations. The Borrower and each Parent Company shall, and shall cause each Loan Party and each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their obligations and liabilities, including (a) all Taxes levied upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except, in each case, for any failure to pay or discharge as would not reasonably be expected to have a Material Adverse Effect.

6.05       Preservation of Existence, Etc. The Borrower and each Parent Company shall, and shall cause each Loan Party and each of its Subsidiaries, to do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.04 or Section 7.05 or, in the case of any Subsidi-

ary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.06       Maintenance of Properties. The Borrower and each Parent Company shall, and shall cause each Loan Party and Mexican Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business and at all times maintain, preserve and protect all tangible property necessary to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); provided that nothing in this Section 6.06 shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 7.04 or Section 7.05; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights, patents or other Intellectual Property that such Person reasonably determines are not useful to its business or no longer commercially desirable.

6.07	Maintenance of Insurance.

(a)             Generally. The Borrower and each Parent Company shall, and shall cause each Loan Party and Mexican Subsidiary to, maintain insurance by financially sound and reputable insurers to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)             Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days for nonpayment of premiums) after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable; provided that the Control Agent may be named loss payee to the extent required by the Intercreditor Agreement and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)              Flood Insurance. The Borrower and each Parent Company shall, and shall cause each Loan Party to, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, except that such total amount shall not exceed the principal amount of the outstanding Indebtedness secured by such Mortgaged Property, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d)             Broker’s Report. The Borrower shall deliver to the Administrative Agent and the Collateral Agent and the Lenders a summary report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(e)             Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any material claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.07 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.07.

6.08       Compliance with Laws. The Borrower and each Parent Company shall, and shall cause each Loan Party and each of its Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09       Books and Records. The Borrower and each Parent Company shall, and shall cause each Loan Party to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Loan Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Loan Party, as the case may be.

6.10       Inspection Rights. The Borrower and each Parent Company shall, and shall cause each Loan Party to, (i) permit representatives of the Agents (at the expense of the Borrower not to exceed once per year unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants and in each case at such reasonable times during normal business hours and, subject to the limitations above, as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (ii) conduct a conference call with the Lenders, at the request of the Administrative Agent, once per year at the Borrower’s expense during normal business hours upon reasonable advance notice to the Borrower.

6.11       Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) to finance in part the Transactions and (ii) to pay fees and expenses incurred in connection with the Transactions.

6.12       Compliance in All Material Respects with Environmental Laws. The Borrower and each Parent Company shall, and shall cause each Loan Party and Mexican Subsidiary to:

(a)              Comply, and cause all lessees and other Persons occupying Real Property of any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance in all material respects with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)             If a Default caused by reason of a breach of Section 5.09 or Section 6.12(a) shall have occurred and be continuing for more than 30 days, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm, and in a form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by Environmental Laws to address them.

6.13	Additional Collateral; Additional Guarantors.

(a)             Except as provided in Section 6.13(c) below, subject to the terms of the Intercreditor Agreement and this Section 6.13, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof), the Borrower or any Parent Company, as applicable, shall, or shall cause the applicable Loan Party to, (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Second Priority Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, the Borrower or any Parent Company, as applicable, shall, or shall cause the applicable Loan Party to, otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collat-

eral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Second Priority Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, the Borrower or any Parent Company, as applicable, shall, or shall cause the applicable Loan Party to, otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties. Prior to the Discharge of the First Lien Term Obligations, (i) the requirements of this Section 6.13(a) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent or the Control Agent (as provided in the Intercreditor Agreement) and (ii) Holdings and the Borrower shall, and shall cause each Subsidiary to, comply with the requirements of this Section 6.13(a) with respect to the Obligations hereunder only to the same extent that Holdings, the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.13(a) with respect to the First Lien Term Obligations in the First Lien Credit Agreement.

(b)              Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Parent Company or a Subsidiary after the Closing Date, the Borrower or any Parent Company, as applicable, shall, or shall cause the applicable Loan Party to, promptly (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Parent Company or Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests; provided that (x) only 65% of the outstanding voting Equity Interests of any Foreign Subsidiary (100%, in the case of a Canadian Subsidiary) and 100% of the outstanding non-voting Equity Interests of any Foreign Subsidiary, in each case, that is a direct Subsidiary of a Loan Party shall be required to be delivered pursuant to this clause (i) and (y) the Equity Interests of any Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than a Canadian Subsidiary) shall not be required to be delivered pursuant to this clause (i), (ii) cause such new Parent Company or Subsidiary, if such Subsidiary is not a Foreign Subsidiary (other than a Canadian Subsidiary), (A) to execute the joinder agreements to the Guaranty and the Security Agreement or the Canadian Security Agreement, as applicable, substantially in the forms annexed thereto and (iii) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the Security Agreement or the Canadian Security Agreement, as applicable, to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Prior to the Discharge of the First Lien Term Obligations, (i) the requirements of this Section 6.13(b) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent or the Control Agent (as provided in the Intercreditor Agreement) and (ii) Holdings and the Borrower shall, and shall cause each Subsidiary to, comply with the requirements of this Section 6.13(b) with respect to the Obligations hereunder only to the same extent that Holdings, the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.13(b) with respect to the First Lien Term Obligations in the First Lien Credit Agreement.

(c)              Subject to the terms of the Intercreditor Agreement, the Borrower or any Parent Company, as applicable, shall, or shall cause the applicable Loan Party to, promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by any Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million and (ii) each leased Real Property of such Loan Party, which lease (x) individually has annual rental payments of at least $1.0 million and (y) is not a lease of an administrative or sales office or unimproved real property or other property for which the Administrative does not require a Mortgage for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01); provided that a Loan Party shall not be in violation of this Section 6.13(c) if the granting of a Mortgage with respect to leased Real Property in accordance with this Section 6.13(c) requires the consent of the landlord under the applicable lease and such landlord has failed to grant such consent after such Loan Party shall have used commercially reasonable efforts to obtain such consent. Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Subject to the terms of the Intercreditor Agreement, such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). Prior to the Discharge of the First Lien Term Obligations, (i) the requirements of this Section 6.13(c) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent or the Control Agent (as provided in the Intercreditor Agreement) and (ii) Holdings and the Borrower shall, and shall cause each Subsidiary to, comply with the requirements of this Section 6.13(c) with respect to the Obligations hereunder only to the same extent that Holdings, the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.13(c) with respect to the First Lien Term Obligations in the First Lien Credit Agreement.

6.14       Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, the Borrower and each Parent Company shall, and shall cause each Loan Party to, (i) promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or advisable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Loan Documents and (ii) deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform

Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent. Prior to the Discharge of the First Lien Term Obligations, (i) the requirements of this Section 6.14 to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent or the Control Agent (as provided in the Intercreditor Agreement) and (ii) Holdings and the Borrower shall, and shall cause each Subsidiary to, comply with the requirements of this Section 6.14 with respect to the Obligations hereunder only to the same extent that Holdings, the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.14 with respect to the First Lien Term Obligations in the First Lien Credit Agreement.

6.15	Information Regarding Collateral.

(a)             The Borrower and each Parent Company shall, and shall cause each Loan Party to, not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or legal domicile, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably requested by the Collateral Agent to maintain (to the extent provided in the applicable Security Document) the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $1.0 million in value is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement. Holdings and the Borrower shall, and shall cause each Subsidiary to, comply with the requirements of this Section 6.15 with respect to the Obligations hereunder only to the same extent that Holdings, the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.15 with respect to the First Lien Term Obligations in the First Lien Credit Agreement.

(b)             The Borrower and each Parent Company shall, and shall cause each Loan Party to, deliver to the Administrative Agent and the Collateral Agent, upon reasonable request, such information reasonably deemed by the Administrative Agent or the Collateral Agent necessary to obtain or maintain (to the extent provided in the applicable Security Document) a valid, perfected Second Priority Lien on any Collateral acquired after the Closing Date.

6.16       Affirmative Covenants with Respect to Leases. With respect to each Lease for which any Loan Party holds the lessor’s or sublessor’s interest, the respective Loan Party shall perform all the obligations imposed upon the lessor or sublessor under such Lease and enforce all of the lessee’s or sublessee’s obligations thereunder, except where the failure to so perform or enforce would not reasonably be expected to result in a Material Adverse Effect.

6.17       Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrower shall enter into Swap Contracts with terms and conditions and with a counterparty reasonably acceptable to the Administrative Agent covering such amount of Indebtedness of the Borrower or any Subsidiary such that at least 40% of the aggregate principal amount outstanding under the First Lien Term Facility and Second Lien Term Facility is subject to interest rate Swap Contracts or bears interest at fixed rates.

6.18       Ratings of Agreement. Upon the request of Administrative Agent, but in no event less frequently than once annually in each twelve month period after the Closing Date through the Maturity Date, the Borrower agrees to cause the rating of the Indebtedness under this Agreement to be affirmed (or re-rated) by each of S&P and Moody’s or their respective successors or assigns, if then in existence.

6.19	Post-Closing Collateral Matters.

(a)          The applicable Loan Parties shall use their commercially reasonable efforts to obtain and deliver to Collateral Agent, within the time periods set forth in Section A of Schedule 6.19 (unless waived or extended by Collateral Agent in its sole discretion), to the extent such items have not been delivered as of the Closing Date, or delivery has not been waived by Collateral Agent in its discretion, the items set forth in Section A of Schedule 6.19.

(b)          The applicable Loan Parties shall obtain and deliver to Collateral Agent, the items set forth in Section B of Schedule 6.19.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations), each Parent Company and the Borrower:

7.01       Liens. Shall not, and shall not permit any other Loan Party or Mexican Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of their assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)             (i) Liens pursuant to any Loan Document and (ii) Liens pursuant to the Revolving Loan Documents or the First Lien Loan Documents and subject to the Intercreditor Agreement;

(b)             Liens existing on the date hereof and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not spread to cover any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, (ii) no Loan Party is added as a new direct or contingent obligor with respect thereto and (iii) if such Lien secures Indebtedness, such Indebtedness is permitted by Section 7.03(c);

(c)             Liens for (i) taxes, assessments or governmental charges not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and (ii) taxes not paid when due and owing by any Loan Party prior to the Filing Date which are permitted under the Plan of Reorganization to be paid after the Effective Date; provided that (A) such taxes are timely paid in accordance with the Plan of Reorganization, (B) the Borrower shall have notified the Administrative Agent on or prior to the Closing Date of the aggregate amount of such taxes and (C) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)              carriers’, processors’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts which are not overdue for a period of more than 30 days (or if more than 30 days overdue, do not exceed $1.0 million in the aggregate) or which secure amounts that are being contested in good faith and by appropriate proceedings diligently conducted;

(e)              pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)              deposits to secure the performance of bids, contracts and leases (other than Indebtedness), statutory obligations, utility services, surety bonds, customs and appeal bonds, performance bonds and other obligations of a like nature (including those securing health, safety and environmental obligations) incurred in the ordinary course of business;

(g)              easements, servitudes, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)             Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)             the filing of UCC or PPSA, as the case may be, financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(j)             Liens securing (i) Indebtedness permitted under Section 7.03(f); provided that (A) such Liens do not at any time encumber any property other than the property the acquisition, construction or development of which is financed by such Indebtedness and the proceeds and products thereof and accessions thereto, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or development and (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, improving or developing such property or (ii) Indebtedness permitted under clause (ii) of Section 7.03(f);

(k)             Liens securing Indebtedness permitted under Section 7.03(g); provided that such Liens do not at any time encumber any property other than the assets or Equity Interests of any Foreign Subsidiary;

(l)             Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, if any; provided that (x) Indebtedness that is secured by such Liens is incurred pursuant to Section 7.03(f) or 7.03(l) and (y) any such Liens attached only to the property being financed pursuant to such Indebtedness and the proceeds and products thereof and accessions thereto and do not encumber any other property of any Loan Party or any Mexican Subsidiary;

(m)             Liens on property subject to sale-leaseback transactions to the extent such sale-leaseback transactions are permitted by Section 7.09;

(n)              customary possessory Liens and rights of setoff of deposit banks, securities intermediaries and commodities intermediaries securing customary obligations incurred in the ordinary course of business with respect to the maintenance of deposit, securities or commodities accounts maintained by any Loan Party or Mexican Subsidiary with such Persons, which Liens are limited to the accounts and assets held in such accounts;

(o)             Liens on the property identified on Schedule 7.03(o) securing Indebtedness permitted by Section 7.03(o);

(p)              any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(q)             licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any Subsidiary;

)r)              any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock; and

(s)             Liens not otherwise permitted by this Section 7.01 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5.8 million at any one time;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents, the Revolving Loan Documents and the First Lien Loan Documents.

7.02       Investments. Shall not, and shall not permit any other Loan Party to, make any Investments, except:

(a)             Investments held by such Loan Party in the form of Cash Equivalents;

(b)             loans or advances to officers, directors and employees of any Loan Party or any Subsidiary of a Loan Party in an aggregate amount not to exceed $2.5 million at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)             Investments (i) of any Loan Party in any other Loan Party (other than Investments in any Parent Company) or (ii) of any Parent Company in any other Parent Company; provided that in the case of Investments in the form of Indebtedness, (A) all such Indebtedness shall be evidenced by promissory notes and to the extent such Indebtedness is owing to the Borrower or any Guarantor, shall be subject to a Second Priority Lien pursuant to the Security Documents, a first priority lien pursuant to the First Lien Loan Documents and a third priority lien pursuant to the Revolving Loan Documents and (B) all such Indebtedness owed by the Borrower or any Guarantor to any Non-Guarantor Subsidiary shall be unsecured and (subject to any limitation under laws applicable to such Non-Guarantor Subsidiary, its directors or its stockholders) subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or an intercompany subordination agreement that, in any such case, is reasonably satisfactory to the Administrative Agent; provided further that up to $2.0 million of Investments made after the Closing Date at any time outstanding and permitted by this clause (c) that are in the form of Indebtedness shall be excluded from the requirements of clauses (A) and (B) of the preceding proviso;

(d)             Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, in each case, in the ordinary course of business;

(e)             guarantees permitted by Section 7.03 and guarantees of obligations (other than Indebtedness) of any Loan Party (other than any Parent Company);

(f)             Swap Contracts permitted by Section 7.03(e);

(g)             Investments outstanding on the Closing Date and listed on Schedule 7.02(g) and any modification, replacement, renewal or extension thereof not involving an increase in the amount thereof;

(h)             non-cash consideration received in any Asset Sale permitted by Section 7.05 or other asset sale not prohibited by this Agreement;

(i)             Permitted Acquisitions;

(j)             transactions permitted by Section 7.04;

(k)              additional Investments in Foreign Subsidiaries and joint ventures not exceeding $10.0 million at any time outstanding plus the Available Equity Issuance Amount minus the aggregate amount of trade receivables then outstanding from Foreign Subsidiaries (other than any Loan Party) and joint ventures to the Loan Parties; and

(l)              additional Investments after the Closing Date set forth on Schedule 7.02(l).

An Investment shall be deemed to be outstanding to the extent not returned in the same form (or in assets that may be used in those businesses in which the Borrower and its Subsidiaries are permitted to be engaged under Section 7.07 and have at least the same fair market value) as the original Investment to Borrower or any Subsidiary Guarantor.

7.03       Indebtedness. Shall not create, incur, assume or suffer to exist any Indebtedness of any Loan Party or any Mexican Subsidiary, except:

(a)	Indebtedness under the Loan Documents;

(b)             (i) Indebtedness under the First Lien Credit Agreement in an aggregate principal amount of not more than $465.0 million; (ii) Indebtedness under the Revolving Credit Agreement in an aggregate principal amount of not more than $195.0 million at any time; and (iii) refinancings, replacements or renewals thereof; provided that, in the case of any replacement, refinancing or renewal of (x) Indebtedness under the First Lien Credit Agreement after the date hereof, (i) the First Lien Collateral Agent shall enter into the Intercreditor Agreement with the Collateral Agent and the Revolving Administrative Agent, (ii) the aggregate principal amount of the replacement, refinancing or renewal Indebtedness shall not be greater than $465.0 million minus the sum of the amount of all repayments and prepayments under the First Lien Credit Agreement, other than to the extent such repayments or prepayments occur in connection with a refinancing of the First Lien Credit Agreement plus unpaid accrued interest and premiums, if any, under the First Lien Credit Agreement and reasonable fees and expenses incurred in connection with such replacement, refinancing or renewal and (iii) the First Lien Loan Documents shall not include any provisions, terms or conditions that would not be permitted, under Section 5.4 of the Intercreditor Agreement, in any amendment of the First Lien Loan Documents or (y) Indebtedness under the Revolving Credit Agreement after the date hereof, (i) the Revolving Administrative Agent shall enter into the Intercreditor Agreement with the Collateral Agent and the First Lien Collateral Agent, (ii) the aggregate principal amount of the replacement, refinancing or renewal Indebtedness shall not exceed $195.0 million plus unpaid accrued interest and premiums, if any, under the Revolving Credit Agreement and reasonable fees and expenses incurrence in connection with such replacement, refinancing or renewal, and (iii) the Revolving Loan Documents shall not include any provisions, terms or conditions that would not be permitted, under Section 5.4 of the Intercreditor Agreement, in any amendment of the Revolving Loan Documents;

(c)             Indebtedness outstanding on the date hereof not to exceed $7.5 million and listed on Schedule 7.03(c) and any refinancings, refundings, replacements, renewals or extensions (“refinancings”) thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing except by an amount equal to the sum of unpaid accrued interest and the premium paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the final maturity of the refinancing Indebtedness shall not be earlier than the final maturity of the refinanced Indebtedness;

(d)             guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party (other than any Parent Company), and guarantees of any Non-Guarantor Subsidiary in respect of Indebtedness otherwise permitted hereunder of any other Non-Guarantor Subsidiary;

(e)              obligations (contingent or otherwise) of any Loan Party or any Mexican Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of hedging risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(f)             Indebtedness (i) in respect of Capital Lease Obligations or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction or development of fixed or capital assets or software within the limitations set forth in Section 7.01(j); provided that the aggregate amount of all such Indebtedness incurred in any Fiscal Year shall not exceed $11.5 million or (ii) arising out of the refinancing, extension, renewal or refunding of any such Indebtedness, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding under this Section 7.03(f) shall not exceed $28.7 million;

(g)             Indebtedness of one or more Mexican Subsidiaries in an aggregate principal amount of not more than $11.5 million at any time outstanding;

(h)             unsecured Guarantees of Indebtedness and other obligations of Foreign Subsidiaries, in an aggregate amount not to exceed $57.5 million at any time outstanding;

(i)              other unsecured Indebtedness in an aggregate principal amount not to exceed $40.0 million at any time outstanding;

(j)             Indebtedness incurred by the recipient of an Investment permitted by Section 7.02(c) in respect of such Investment;

(k)              performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(l)             Indebtedness of any Loan Party that was assumed in connection with a Permitted Acquisition, which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof, in an aggregate amount not to exceed $28.7 million at any time outstanding, and refinancings, renewals or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof except for accrued interest, premium and reasonable fees and expenses;

(m)             Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(n)             indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (i) the amount of such obligations in excess of $23.0 million at any one time outstanding included on the face of the balance sheet of Holdings or any of its Subsidiaries shall not be permitted under this clause (n) and (ii) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (n) shall at no time exceed the gross proceeds actually received by the Borrower and the Subsidiaries in connection with such disposition;

(o)             Indebtedness incurred solely to fund the purchase of the properties identified on Schedule 7.03(o);

(p)             Indebtedness in respect of insurance premium financing by the Borrower and its Subsidiaries;

(q)             Indebtedness under Treasury Management Agreements in the ordinary course of business;

(r)             Indebtedness of any Loan Party to any current or former employee, officer or director, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests permitted by Section 7.06(d); and

(s)             Indebtedness incurred in connection with the financing of a Permitted Acquisition or any refinancing of Indebtedness incurred under this clause (s); provided that (i) any Indebtedness incurred under this clause (s) shall be unsecured at all times during the term of this Agreement and shall be subordinated to the Obligations on terms that are reasonably satisfactory to the Administrative Agent, (ii) the scheduled maturity of such Indebtedness shall not be prior to the date that is six months following the Maturity Date and (iii) no payment thereon shall, in any event, be permitted to be made if an Event of Default exists at the time of such intended payment or would result from such payment.

7.04       Fundamental Changes. Shall not, and shall not permit any other Loan Party or Mexican Subsidiary to, merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person other than in the Transactions, except that, so long as no Event of Default exists or would result therefrom:

(a)              any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower; provided that (x) the Borrower shall be the continuing or surviving Person or (y) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, a limited partnership or a limited liability company organized and existing under the laws of the State of Delaware and the Successor Company (if not the Borrower) will expressly assume, by an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, all of the Obligations of the Borrower under any of the Loan Documents to which it is a party, or (ii) any one or more other Subsidiaries, provided that (x) when any Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person and (y) when any Mexican Subsidiary is merging with another Subsidiary, a Mexican Subsidiary or a Subsidiary Guarantor shall be the continuing or surviving Person;

(b)             (x) any Mexican Subsidiary or Subsidiary of a Mexican Subsidiary may merge, amalgamate or consolidate with another Mexican Subsidiary so long as a Mexican Subsidiary is the surviving entity and (y) any Canadian Subsidiary of Foamex Canada may merge, amalgamate or consolidate with Foamex Canada so long as Foamex Canada is the surviving entity;

(c)              any Subsidiary may consummate a merger, amalgamation, consolidation or disposition, the purpose of which is to effect an Asset Sale permitted pursuant to Section 7.05; and

(d)              any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) in one or a series of transactions to the Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be either the Borrower or a Subsidiary Guarantor, (ii) if the transferor in such transaction is a Mexican Subsidiary, then the transferee must be the Borrower, a Subsidiary Guarantor or another Mexican Subsidiary and (iii) any such disposition of assets of Foamex Canada shall only be made to the Borrower.

7.05       Asset Sales. Shall not, and shall not permit any other Loan Party or Mexican Subsidiary to, make any Asset Sales or enter into any agreement to make any Asset Sales, except:

(a)             Asset Sales of obsolete, worn out, idle or excess property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)             transactions permitted by Section 7.02, Section 7.04 and Section 7.06;

(c)             licensing of intellectual property and leases or subleases of property, in each case in the ordinary course of business (or in the case of real property, no longer being used for such Person’s business);

(d)             Asset Sales by the Borrower or any Subsidiary to the Borrower or another Subsidiary; provided that (i) if the transferor in such a transaction is the Borrower or a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor and (ii) if the transferor in such transaction is a Mexican Subsidiary, then the transferee must be the Borrower, a Subsidiary Guarantor or another Mexican Subsidiary;

(e)             the sale of the real properties and other properties and assets listed on Schedule 7.05;

(f)             Asset Sales by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05, provided that (i) at the time of such Asset Sales, no Event of Default shall exist or would result from such Asset Sales, (ii) the aggregate fair market value of all property disposed of in reliance on this clause (f) (as determined in good faith by the Borrower) in any fiscal year shall not exceed $10.0 million; provided, however, that (x) if the aggregate amount of Asset Sales made in any fiscal year shall be less than the maximum amount of Asset Sales permitted under this clause (f) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall may be added to the amount of Asset Sales permitted under this clause (f) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover); and (iii) the purchase price paid for such asset shall be paid to Borrower or such Subsidiary at least 75% in cash or Cash Equivalents;

(g)             Asset Sales of property to the extent that (i) such property is exchanged for, or for credit against the purchase price of, similar replacement property or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property; and

(h)             transactions permitted by Section 7.09.

To the extent (x) the Required Lenders waive the provisions of this Section 7.05 with respect to the sale of any Collateral or (y) any Collateral is sold as permitted by this Section 7.05, such Collateral (unless sold to the Borrower or a Guarantor, and only to the extent that the Liens of the First Lien Secured Parties and the Revolving Secured Parties on such Collateral is released on the same terms) shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 7.05, the Agents shall take all actions they deem appropriate or reasonably requested by the Borrower in order to effect the foregoing.

7.06       Restricted Payments. Shall not, and shall not permit any other Loan Party or Mexican Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except that:

(a)             (i) each Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor, and (ii) each Mexican Subsidiary may make Restricted Payments to any Mexican Subsidiary;

(b)              each Loan Party and Mexican Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person ratably to the holders of its Equity Interests;

(c)             (A) to the extent actually used by any Parent Company to pay such taxes, costs and expenses, payments by the Borrower to or on behalf of such Parent Company in an amount sufficient to pay franchise taxes and other Taxes and other fees and expenses required to maintain the legal existence of such Parent Company and (B) payments by the Borrower to or on behalf of any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of such Parent Company, in the case of clauses (A) and (B) in an aggregate amount not to exceed $2.5 million in any fiscal year;

(d)             so long as no Event of Default exists or would result after giving effect thereto on a pro forma basis, payments to any Parent Company to permit such Parent Company, and the subsequent use of such payments by such Parent Company, to repurchase or redeem Qualified Capital Stock of such Parent Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year of the Borrower, $2.5 million;

(e)              Permitted Tax Distributions (excluding any amounts distributable under clause (c)) to any Parent Company, so long as such Parent Company uses such distributions to pay its Taxes; and

(f)              Foamex Canada may effect the return of capital in respect of, or the repurchase, redemption or acquisition from the Borrower of any of, the stock of Foamex Canada owned by the Borrower; provided that any such return of capital, repurchase, redemption or acquisition shall only be consummated by Foamex Canada to the extent that the Borrower or Foamex Canada would incur negative tax consequences if Foamex Canada were to dividend monies to the Borrower instead of distributing monies to the Borrower by means of such return of capital, repurchase, redemption or acquisition.

7.07	Change in Nature of Business.

(a)              Shall not permit any Parent Company to (i) own any properties, other than its direct or indirect ownership of the Equity Interests of its Subsidiaries, (ii) engage in any business or operations other than those incidental to its direct or indirect ownership of the Equity Interests of its Subsidiaries; provided that any Parent Company may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activi-

ies, (C) the entering into, and performing its obligations under the Transaction Documents to which it is a party, (D)  the issuance, sale or repurchase of its Equity Interests to the extent permitted under this Agreement, (E) dividends or distributions on its Equity Interests, (F) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (G) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (H) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (I) the performance of obligations under and compliance with its Organization Documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (J) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (K) making loans to or other Investments in the Borrower or any other Loan Party that is a Wholly Owned Subsidiary of the Borrower as and to the extent not prohibited by this Agreement, or (iii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents, the Revolving Loan Documents and the First Lien Loan Documents to which it is a party, (C) obligations with respect to its Equity Interests, (D)Indebtedness owed to the Borrower or any Subsidiary Guarantor as and to the extent not prohibited by this Agreement, (E) other liabilities and obligations not constituting Indebtedness permitted in clause (ii) above and (F) unsecured guaranties of the obligations listed on Schedule 7.07.

(b)              Shall not, and shall not permit any Subsidiary to engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof).

7.08       Transactions with Affiliates. Shall not, and shall not permit any other Loan Party or Mexican Subsidiary to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate, other than on terms and conditions not materially less favorable to the Borrower or such Loan Party or Mexican Subsidiary as would reasonably be obtained by the Borrower or such Loan Party or Mexican Subsidiary at that time in an arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)             Restricted Payments permitted by Section 7.06;

(b)             Investments permitted by Sections 7.02(b), (c), (e), (g), (j) and (l);

(c)             reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d)             transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)              consummation of the Transactions in accordance with the Transaction Documents;

(f)              Asset Sales permitted by Section 7.05(d);

(g)             transactions (x) between or among the Borrower and/or one or more Loan Parties (other than any Parent Company) or (y) between or among the Parent Companies; and

(h)             transactions among the Mexican Subsidiaries.

7.09       Sales and Leasebacks. Shall not, and shall not permit any other Loan Party or Mexican Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Loan Party or Mexican Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Loan Party or Mexican Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Loan Party or Mexican Subsidiary, except for (a) a sale of real or personal property made for cash consideration in an amount not less than the cost of such real or personal property and consummated within 90 days after the Borrower or any Loan Party or Mexican Subsidiary acquires or completes the construction of such property, and (b) the sale and contemporaneous leaseback of any real or personal property for cash consideration, in an aggregate amount not less than the fair market value (as determined in good faith by the Borrower); provided, however, that the aggregate amount of lease payments in any fiscal year in respect of assets sold under transactions pursuant to clauses (a) and (b) shall not exceed $5.0 million in any fiscal year (excluding lease payments in respect of the assets listed on Schedule 7.09 hereto).

7.10       Clauses Restricting Subsidiary Distributions. Shall not, and shall not permit any other Loan Party to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor or (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date or pursuant to the Plan of Reorganization, (iii) any encumbrance or restriction with respect to a Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any obligation incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Borrower) and outstanding on such date, which encumbrance or restriction is not applicable to the Borrower or its Subsidiaries or the properties or assets of the Borrower or its Subsidiaries (other than the Subsidiary, or the property or assets of the Subsidiary so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary), (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing or replacement of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this Section 7.10 or this clause

(iv) or contained in any amendment to or replacement of an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv), provided, however, that the encumbrances and restrictions contained in any such refinancing or replacement financing agreement or amendment are not materially less favorable taken as a whole, as determined by the Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vi) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any agreement governing debt incurred by any Foreign Subsidiary; (vii) restrictions on the transfers of assets pursuant to the documentation governing a Lien permitted by Section 7.01; and (viii) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Closing Date.

7.11       Market Regulations. Shall not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refinance indebtedness originally incurred for such purpose.

7.12       Financial Covenant. Shall not permit the Leverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Date	Ratio
Closing Date – September 30, 2007	6.00 to 1.00
October 1, 2007 – September 28, 2008	5.75 to 1.00
September 29, 2008 – September 27, 2009	5.25 to 1.00
September 28, 2009 – October 3, 2010	4.75 to 1.00
October 4, 2010 and thereafter	4.00 to 1.00

7.13	[Reserved].

7.14       Modifications of Organization Documents and Other Documents, Prepayment of Subordinated Indebtedness, Etc. Shall not, and shall not permit any other Loan Party to directly or indirectly:

(a)              amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or the documents governing the Equity Contribution or any Indebtedness of any Loan Party (other than in each case any First Lien Loan Document or Revolving Loan Document, which may be amended or modified, except to the extent prohibited by the Intercreditor Agreement), in each case in any manner that is adverse in any material respect to the interests of the Lenders;

(b)             terminate, amend, modify or change any of its Organization Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Interests (as defined in the Security Agreement) as a “secu-provided that Holdings may issue Qualified Capital Stock, so long as such issuance is not prohibited by any provision of this Agreement, and may amend its Organization Documents to authorize any such Qualified Capital Stock; or

rity” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Interests or a control agreement to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue Qualified Capital Stock, so long as such issuance is not prohibited by any provision of this Agreement, and may amend its Organization Documents to authorize any such Qualified Capital Stock; or

(c)             make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement.

7.15       Change in Fiscal Year. Shall not, and shall not permit any other Loan Party to, make any change in its fiscal year.

7.16       Anti-Terrorism Law; Anti-Money Laundering. Shall not, and shall not permit any other Loan Party or Subsidiary to:

(a)              directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.16); or

(b)              knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

7.17       Embargoed Person. Shall not knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or applicable law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, or the Loans made by the Lenders would be in violation of applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law or the Loans are in violation of applicable law.

7.18       No Further Negative Pledge. Shall not, and shall not permit any other Loan Party to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Borrower or any other Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, or which requires the grant of any security for an obligation if security is granted to secure the Secured Obligations, except the following: (1) this Agreement, the other Loan Documents, the Revolving Loan Documents and the First Lien Loan Documents; (2) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or other Loan Party, (d) restricts sublicensing or assignment of any license governing an interest licensed to the Borrower or such other Loan Party, (e) exists in any agreement in effect at the time such other Loan Party becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or (f) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

7.19	Confirmation Order and Plan of Reorganization.

(a)              No Loan Party shall, or shall suffer or permit any of its Subsidiaries to, at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Confirmation Order, except for modifications and amendments mutually agreed to by the Borrower and the Administrative Agent (such consent not to be unreasonably withheld).

(b)              No Loan Party shall, or shall suffer or permit any of its Subsidiaries to, amend, modify or waive any provision of the Plan of Reorganization, except for amendments, modifications and waivers mutually agreed to by the Borrower and the Administrative Agent (such consent not to be unreasonably withheld).

7.20       Acquisitions. No Loan Party shall purchase or otherwise acquire (in one or a series of related transactions) any assets constituting a business unit or division or line of business of, or Equity Interests representing a majority of the outstanding Equity Interests or voting power of the Voting Stock of, any Person (or agree to do any of the foregoing at any future time), except for Permitted Acquisitions , acquisitions permitted by Section 7.02(k) and the acquisition contemplated by Schedule 7.02(l).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default. Any of the following shall constitute an “Event of Default”:

(a)              Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)              Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the Borrower), 6.11 or Article VII of this Agreement (other than Sections 7.08, 7.10 and7.18) or (ii) an “Event of Default” under and as defined in any Mortgage or Security Agreement shall have occurred and be continuing; or

(c)              Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or, with respect to Section 7.08, 5 Business Days) after notice thereof is given by any Loan Party, any Agent or any Lender (including by any Loan Party under Section 6.03); or

(d)             Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e)              Cross-Default/Acceleration. Any Loan Party or any Mexican Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment or otherwise, and giving effect to any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder or under the Guaranty) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $23.0 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided, that defaults under the Revolving Loan

Documents or the First Lien Term Loan Documents will not be an Event of Default under the Loan Documents unless such default under the Revolving Loan Documents or the First Lien Term Loan Documents (i) is a payment default or (ii) results in the acceleration of the Revolving Obligations or the First Lien Term Obligations, as the case may be; or

(f)             Insolvency Proceedings, Etc. Any Loan Party or any of the Mexican Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)             Inability to Pay Debts; Attachment. (i) Any Loan Party or any of the Mexican Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)             Judgments. There is entered against any Loan Party or any of the Mexican Subsidiaries one or more final judgments or orders by a court or Governmental Authority for the payment of money in an aggregate amount exceeding $5.8 million (to the extent not covered by insurance issued by a reputable third-party insurer that has not disclaimed coverage), and any such judgment or order shall not have been vacated, discharged, stayed or fully bonded pending appeal for a period of 45 consecutive days; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (or a similar event occurs with respect to a Foreign Plan) which has resulted or could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount in excess of $8.7 million or the imposition of a Lien or a security interest on any assets of any Loan Party or any of their Subsidiaries under Section 401(a)(29) of the Code or Section 412(n) of the Code (or, for years which the PPA applies to any Pension Plan, Section 430(k) of the Code) or under Section 4068 of ERISA or other applicable law, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or Foreign Plan in an aggregate amount in excess of $8.7 million, or (iii) with respect to any Pension Plan of Foamex Canada, Foamex Canada fails to pay or remit when due any amount for which it is liable in respect of such Pension Plan or any Lien arises with respect to such Pension Plan (save for any Lien with respect to contribution amounts not yet due or delinquent that arise under the PBA or other applicable Canadian legislation) in an aggregate amount in excess of $1.5 million, which amount is not paid or remitted within 10 Business Days following its due date, or which Lien is not discharged and terminated within 10 Business Days of its creation; or

)j)             Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted by Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations, or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof; or

(k)              Change of Control. There occurs any Change of Control; or

(l)              Collateral. Any security interest and Lien purported to be created by any Security Document as to any property of the Loan Parties having an aggregate value exceeding $5.0 million shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected Second Priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or any security interest and Lien purported to be created by any Security Document on such property shall be asserted by any Loan Party not to be a valid, perfected, second priority (except as otherwise expressly provided in this Agreement (including as a result of a transaction permitted by Section 7.04 or 7.05) or such Security Document) security interest in or Lien on the Collateral covered thereby and such failure continues for 5 Business Days after notice thereof is given by any Loan Party, any Agent or any Lender (including by any Loan Party under Section 6.03); or

(m)             Invalidation. (i) Any Loan Party shall attempt to invalidate, reduce or otherwise impair the Administrative Agent’s or any Lender’s claims or rights against any Loan Party or to subject any collateral securing any such claims to assessment pursuant to Section 506(c) of the Bankruptcy Code or (ii) an order is entered by the Bankruptcy Court or the Canadian Bankruptcy Court which invalidates, reduces or otherwise impairs the Administrative Agent’s or any Lender’s claims or rights against any Loan Party or impairs, invalidates, challenges or subordinates any Lien on any collateral securing any such claims or to subject any collateral securing any such claims to assessment pursuant to Section 506(c) of the Bankruptcy Code or otherwise; or

(n)              Confirmation Order. The Confirmation Order shall be reversed, vacated, modified, amended (except for modifications and amendments that are acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld) or stayed or a determination shall have been made regarding the Confirmation Order that is adverse in any material respect to the Administrative Agent or the Lenders; or

(o)              Plan of Reorganization. A Loan Party shall fail to comply with any material provision of the Plan of Reorganization, and such failure shall continue for more than the greater of (1) the grace period, if any, therein specified and (2) 10 Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after the earlier of (i) any Loan Party obtaining actual knowledge of such failure and (ii) any Loan Party receiving from any Person notice of such failure.

8.02	Remedies upon Event of Default.

(a)             If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)      declare the commitment of each Lender to make Loans, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

(b)              Notwithstanding anything to the contrary contained in this Article VIII, in the event that (I) the Borrower fails to comply with the requirements of the financial covenant set forth in Section 7.12, and (II) each Equity Investor shall be the beneficial owner of more than 66 2/3% of the sum of (i) the number of shares of Voting Stock owned by such Equity Investor on the date hereof plus (ii) the number of shares of Voting Stock acquired by such Equity Investor from other Equity Investors minus (iii) the number of shares of Voting Stock sold by such Equity Investor to other Equity Investors, one or more Equity Investors may make cash contributions in respect of Qualified Capital Stock to Holdings or purchase additional Qualified Capital Stock of Holdings (the net proceeds of which shall be contributed to the Borrower) after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable, and the net proceeds of such contributions will, at the request of Borrower and provided such contribution was not for another specified purpose (other than prepayment of Indebtedness or funding ordinary course expenditures, it being understood that such prepayment of Indebtedness shall be disregarded for purpose of compliance with Section 7.12 at any time where such equity contribution is also deemed to be Consolidated EBITDA), be deemed to be an addition to Consolidated EBITDA solely for pur-

poses of determining compliance and Pro Forma compliance with such financial covenant at the end of such fiscal quarter and subsequent periods in which such fiscal quarter is included in the financial covenant test but not for purposes of the definition of “Available Equity Issuance Amount” (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (b) the net proceeds of any Specified Equity Contribution in any quarter shall be the lesser of (x) $20.0 million and (y) the amount required to cause Borrower to be in compliance with the financial covenant set forth in Section 7.12.

8.03       Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)              First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

(b)              Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)             Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)              Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders; and

(e)             Last, the balance, if any, after all of the Obligations then due have been paid in full, to the Borrower or as otherwise required by Law.

Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties, the Revolving Secured Parties and the First Lien Secured Parties, as set forth in the Intercreditor Agreement and this Agreement, including as set forth in this Section 8.03.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01       Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral

Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, Collateral Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Collateral Agent, on the other hand, each Loan Party and each such Secured Party acknowledge and agree with the Collateral Agent that such Secured Party and the Collateral Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Collateral Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Loan Party is irrevocably bound towards the Collateral Agent and each Secured Party in respect of the entire Solidary Claim of the Collateral Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Collateral Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Collateral Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Collateral Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Loan Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Collateral Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

9.02       Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03       Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or by any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the such Agent by the Borrower or a Lender.

No Agent shall be responsible to the Lenders or any of their respective Related Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the status of any Lender as an Affiliated Lender or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04       Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to the Lenders or any of their respective Related Parties for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05       Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

9.06       Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders or such successor shall not have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.07       Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Second Lien Collat-

eral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Second Lien Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.

9.08       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent and Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

9.09       Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10       Collateral and Guaranty Matters. The Lenders irrevocably authorize each of the Administrative Agent and Collateral Agent to, and such Agent shall, at the request of the Borrower:

(a)             release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)             release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j), (o) or (s); and

(c)             release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness of the Borrower unless and until such Guarantor is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness.

In addition, the Collateral Agent may, in its sole discretion, release such Agent’s Liens on any Collateral valued at $0.5 million or less (provided that all such Collateral releases pursuant to this paragraph shall not exceed $2.0 million in the aggregate during the term of this Agreement).

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense and provided that the Borrower shall have provided the Collateral Agent such certifications or documents as the Collateral Agent shall reasonably request in order to demonstrate compliance with the provisions of this Agreement described above, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Security Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.

ARTICLE X

MISCELLANEOUS

10.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)              extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(b)             (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest or fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment or (D) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;

(c)             reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (c));

(d)              change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)              change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(f)              change any provision of Section 10.06 in a manner which would restrict the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender;

(g)              other than in a transaction permitted under Section 7.05, except as required by the Intercreditor Agreement or as otherwise provided in any other Loan Document, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)              other than in a transaction permitted under Section 7.05, except as required by the Intercreditor Agreement or as otherwise provided in any other Loan Document, release any Parent Company from the Guaranty without the written consent of each Lender; or

(i)              other than in a transaction permitted under Section 7.05, except as required by the Intercreditor Agreement or as otherwise provided in any other Loan Document, release any Significant Subsidiary that is a Guarantor from the Guaranty without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) the limitations set forth in each Affiliated Lender Agreement shall apply to any amendment, modification, waiver or consent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and such Defaulting Lender’s Loans shall not be considered in the determination of whether such approval has been obtained, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.02	Notices; Effectiveness; Electronic Communication.

(a)              Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to the Borrower, the Administrative Agent, the Collateral Agent, the Documentation Agent or the Syndication Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)             Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)             The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DE-

FECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties ”) have any liability to any Loan Party or any Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)              Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Collateral Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Collateral Agent.

(e)             Reliance by Administrative Agent, the Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

10.03     No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04	Expenses; Indemnity; Damage Waiver.

(a)              Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and the Lead Arrangers (including the reasonable fees, charges and disbursements of counsel for any Agent and one local counsel per jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (ii) all reasonable fees, charges and disbursements of one separate counsel for all Lenders in connection with the enforcement of this Agreement and the other Loan Documents, including during any workout or restructuring.

(b)             Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Material on, at, under or from any property owned, leased, operated or used by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Indemnitee and its Affiliates or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and provided further that Article 3 (instead of this Section 10.04) shall govern indemnity with respect to the matters addressed in such Article (including, without limitation, Taxes).

(c)             Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to each Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Control Agent or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-

agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent or the Control Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)              Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)              Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)              Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05     Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.

(a)              Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than the lesser of (x) $1.0 million and (y) all Commitments and Loans held by the assigning Lender with respect to Commitments and Loans unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(iii)   the parties of each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this

Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)             Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by only the Borrower and by any Lender (with respect to itself only) at any reasonable time and from time to time upon reasonable prior notice.

(d)              Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that such Lender may agree that it will not, without the consent of such Participant, agree to any amendment, modification or waiver described Section 10.01(b) or (c), to the extent affecting such Participant.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01 (b) or (c) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment Pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)             Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed); provided that, for purposes of this clause (e), entering into this Agreement or other Loan Document shall not be construed as providing such consent. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each participation and each Participant to which the Borrower has so consented, from time to time (the “Participant Register”). The entries in the Participant Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Participant Register shall be available for inspection by only the Borrower and by any Lender (with respect to its participations only) at any reasonable time and from time to time upon reasonable prior notice.

(f)              Certain Pledges. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)             Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)              Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section

3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document (but excluding Section 10.06(c)), remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

10.07     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, trustees employees, agents, advisors and representatives, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, unless prohibited by any Law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (c) but only to the extent reasonably practicable under the circumstances and on the understanding that neither the Administrative Agent nor any Lender shall incur any liability for failure to give such notice, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract with Holdings, the Borrower or any Subsidiary, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, at any time that the Borrower or any Subsidiary is not a reporting company, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08     Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any borrowing of Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and such amounts or compensation do not affect Lenders generally, or if any Lender is a Defaulting Lender or a non-consenting Lender as provided in Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)             the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)             such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amount pursuant to Section 2.03(i));

(c)             in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)             such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14	Governing Law, Jurisdiction; Etc.

(a)             GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)              SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)              WAIVER OF VENUE. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)              SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.17     Acknowledgment of Liens. The Borrower hereby acknowledges and agrees that each of the Security Documents entered into in connection herewith creates a separate Lien on the Collateral in favor of the Secured Parties, the Revolving Secured Parties and the First Lien Secured Parties, respectively.

10.18     Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder or under any other Loan Document to which it is party shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or that could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent and the Lenders against such loss. The term “rate of exchange” in this Section 10.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

10.19     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and each Joint Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Joint Lead Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or Joint Lead Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FOAMEX L.P.

By:	FMXI, LLC, its Managing General Partner
By:	/s/ George L. Karpinski
Name:	George K. Karpinski
Title:	Vice President

FOAMEX INTERNATIONAL INC.

By:	/s/ George L. Karpinski
Name:	George K. Karpinski
Title:	Senior Vice President

BANK OF AMERICA, N.A., as

Administrative Agent and Collateral Agent

By:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

BANK OF AMERICA BRIDGE LLC,

as a Lender

By:	/s/ David H. Strickert
Name:	David H. Strickert
Title:	Senior Vice President

SCHEDULE 2.01

COMMITMENTS

Lender	Loan Commitment	Total Commitment
Bank of America Bridge LLC	$105,000,000	60.000000000%
Morgan Stanley Senior Funding, Inc.	$35,000,000	20.000000000%
Barclays Capital	$35,000,000	20.000000000%
Total	$175,000,000	100.000000000%

Sch 2.01-1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Foamex L.P.

1000 Columbia Avenue

Linwood, PA 19061-3997

Attention: George L. Karpinski

Telephone: 610-859-3107

Facsimile: 610-859-3032

Electronic Mail: gkarpinski@foamex. com

Copies of material notices, including notices of any Default, to the same postal address to:

Attention: Gregory J. Christian

Telephone: 610-859-3030

Facsimile: 610-859-2948

Electronic Mail: gchristian@foamex.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attention: Melissa Mullis

Telephone: 704-386-9372

Facsimile: 704-264-2445

Electronic Mail: Melissa.mullis@bankofamerica.com

Payment Instructions:

Bank of America, N.A.

New York, NY

ABA # 026 009 593

Account No.: 1366212250600

Account Name: Credit Services Charlotte

Ref: Foamex L.P.

Sch 10.02-1

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

101 North Tryon Street

Mail Code: NC1-001-15-14

Charlotte, NC 28255

Attention: Mollie Canup

Telephone: 704-387-5449

Facsimile: 704-409-0011

Electronic Mail: Mollie.S.Canup @bankofamerica.com

Sch 10.02-2